THIS AGREEMENT AND PLAN OF MERGER (this "**Agreement**") is made and entered into as of March 14, 2024, by and among Genius Group, Ltd., a Singapore corporation ("**Parent**"), Genius Group Merger Sub, a Delaware corporation and a wholly owned subsidiary of Parent ("**Merger Sub**"), OpenExO, Inc., a Delaware corporation (the "**Company**"), and Kent Langley solely with respect to Section 6.12 and the provisions directly relating thereto (the "**Stakeholders' Representative**") (each of Parent, Merger Sub, the Company and the Stakeholders' Representative are sometimes referred to herein individually as a "**Party**" or collectively as the "**Parties**" as the context requires).

WHEREAS, the boards of directors of each of the Company, Parent, and Merger Sub have each unanimously approved this Agreement and have determined and declared that it is advisable and fair to and in the best interests of their respective corporations and stockholders to consummate the merger of Merger Sub with and into the Company (the "**Merger**") and the other transactions contemplated hereby, on the terms and conditions set forth herein;

WHEREAS it is intended that, for United States federal income tax purposes, (i) the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, (ii) this Agreement shall constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Code and Treasury Regulation Sections 1.368-2(g) and 1.368-3(a), and (iii) Parent shall be treated as a corporation under Section 367(a) of the Code with respect to each transfer of property thereto in connection with the Merger (the "**Intended Tax Treatment**"); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I. DEFINITIONS.

Section 1.1. Definitions. For purposes of this Agreement, the following terms shall have the definitions set forth below:

"Action" means any complaint, claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

"Acquisition Transaction" has the meaning set forth in Section 6.3.

"Affiliates" means, with respect to any Person: (i) any director, officer, employee, stockholder, partner or principal of that Person; (ii) any other Person of which that Person is a director, officer, employee, stockholder, partner or principal; (iii) any Person who directly or indirectly controls or is controlled by, or is under common control with, that Person; and (iv) with respect to any Person described above who is a natural person, any

spouse and any relative (by blood, adoption or marriage) within the third degree of consanguinity of the Person.

"Agreed Adjustments" has the meaning set forth in Section 3.7.(f).

"Agreement" has the meaning set forth in the preamble.

"Anticorruption Laws" has the meaning set forth in Section 4.17.

"Average Market Capitalization" has the meaning set forth in Section 3.7.(c).

"Basket Amount" has the meaning set forth in Section 9.6.(b).

"Book-Entry Shares" means uncertificated shares of Company Common Stock.

"Business Day" means any day on which national banks are open for business in the city of Wilmington, Delaware.

"Bylaws" has the meaning set forth in Section 2.5(b).

"Cap" has the meaning set forth in Section 9.6.(c).

"Certificate of Incorporation" has the meaning set forth in Section 2.5(a).

"Certificate of Merger" has the meaning set forth in Section 2.3.

"Certificated Shares" means certificated shares of Company Common Stock.

"Clawback" has the meaning set forth in Section 3.7.(c).

"Closing" has the meaning set forth in Section 2.2.(a).

"Closing Consideration" has the meaning set forth in Section 3.1.(b).

"Closing Date" has the meaning set forth in Section 2.2.(a).

"Closing Shares" has the meaning set forth in Section 3.6.(c).

"Code" means the Internal Revenue Code of 1986, as amended.

"Company" has the meaning set forth in the preamble.

"Company Board" means the board of directors of the Company.

"Company Common Stock" means the common stock of the Company, par value $0.001 per share.

"Company Founders Shares" means the shares of Company Common Stock to be memorialized on or before the Closing Date as then owned and held beneficially of record by Salim Ismail and Kent Langley pursuant to Section 6.6(a).

"Company Incentive Rights" means all agreements, options, units, warrants, securities, or other rights awarded, granted, or issued by the Company to any Person on a compensatory basis for services rendered by such Person to the Company which give the holder thereof the right to acquire from the Company by purchase, exercise, conversion, or exchange, shares of Company Stock and which by the terms thereof as now in effect or hereafter created or amended on or prior to the Closing Date pursuant to Section 6.6(b) shall be converted into shares of Company Common Stock prior to the Effective Time in accordance with their terms.

"Company Notes" means all Indebtedness of the Company which by the terms thereof as now in effect or hereafter amended on or prior to the Closing Date pursuant to Section 6.6(c) shall be converted into shares of Company Common Stock prior to the Effective Time in accordance with their terms.

"Company SAFEs" means all SAFEs issued by the Company which by the terms thereof as now in effect or hereafter amended on or prior to the Closing Date pursuant to Section 6.6(d) shall be converted into shares of Company Common Stock prior to the Effective Time in accordance with their terms.

"Confidentiality Agreement" means the Non-Disclosure and Confidentiality Agreement, dated as of October 26, 2023, between the Company and Parent, as it may be amended from time to time.

"Consent Agreements" has the meaning set forth in Section 6.9.(b)

"De Minimis Amount" has the meaning set forth in Section 9.6.(a).

"DGCL" means the General Corporation Law of the State of Delaware (8 Del. C. §§ 101 et seq.).

"Disclosure Schedule" the Disclosure Schedule of the Company provided in connection with Article IV.

"Disclosure Schedule Update" has the meaning set forth in Section 6.11.

"Effective Time" has the meaning set forth in Section 2.3.

"Electronic Transmission" means any form of communication not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved, and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

"Environmental Law" means any federal, state or local statute, Law, regulation, order, decree, permit or authorization relating to: (i) the protection of health and safety or the environment or (ii) the handling, use, transportation, disposal, release or threatened release of any Hazardous Substance.

"ERISA" means the Employee Retirement Security Act of 1974 (93 P.L. 406), as amended.

"Escrow Agent" means Computershare Trust Company, N.A. or an affiliate or subsidiary thereof.

"Escrow Agreement" means the Escrow Agreement, substantially in the form of **Exhibit A**, to be executed on and dated as of the Closing Date by and among the Escrow Agent and the Parties.

"Excess Revenue Consideration" has the meaning set forth in Section 3.7.(b).

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"Exchange Agent" means Computershare Trust Company, N.A. or an affiliate or subsidiary thereof.

"Exchange Agent Agreement" means the Exchange Agent Agreement, substantially in the form of **Exhibit B**, to be executed on and dated as of the Closing Date by and among the Exchange Agent and the Parties.

"Expense Fund" has the meaning set forth in Section 6.12.(g).

"Excluded Liability" has the meaning set forth in Section 9.2.

"FCPA" has the meaning set forth in Section 4.17.

"Financial Statements" has the meaning set forth in Section 4.6.

"Fundamental Representations" has the meaning set forth in Section 9.1.(b).

"GAAP" means U.S. generally accepted accounting principles.

"Governmental Authority" means any national, state or local, domestic or foreign or international, government or any judicial, legislative, executive, administrative or regulatory authority, tribunal, agency, body, entity or commission or other governmental, quasi-governmental or regulatory authority or agency, domestic or foreign or international.

"Gross Revenue" means all cash-generating, recognizable revenue from all sources including but not limited to subscriptions, subscription fees, enterprise licenses, courses, certification fees and sponsorships, all as determined in accordance with IFRS applied on a basis consistent with the past practices of the Company prior to the Closing Date; *provided*, *however*, that "Gross Revenue" shall not include any amounts included on the Company's Income Statement as revenue which derive from any non-cash items recognized as income by accounting standards, rebates, refunds or the like, or insurance proceeds or settlement or judgment proceeds of any sort.

"Hazardous Substance" means any substance that is: (i) listed, classified, regulated or defined pursuant to any Environmental Law or (ii) any petroleum product or byproduct, asbestos-containing material, polychlorinated biphenyls or radioactive material.

"IFRS" means international financial reporting standards as issued by the International Accounting Standards Board.

"Indebtedness" means, with respect to any Person, (a) the principal amount, plus any related accrued and unpaid interest, fees and prepayment premiums or penalties, of any indebtedness or obligation of such Person (i) for borrowed money, (ii) under any credit facility, (iii) evidenced by any note, bond, debenture or other debt security or similar instrument, (iv) under conditional sale or other title retention agreements relating to property purchased by such Person, (v) under letter of credit or similar facilities, (vi) capital lease obligations of such Person, or (vii) under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (b) any guarantees of such Person of any Indebtedness or obligations referred to in clauses (a) of any other Person; *provided, however*, that Indebtedness does not include any performance bonds, bankers' acceptances or similar obligations entered into in the ordinary course of business consistent with past practice.

"Indemnitee" means a Party that is entitled to assert a claim for indemnification against another Party pursuant to Article IX.

"Indemnitor" means a Party against which an Indemnitee has asserted a claim for indemnification against such Party pursuant to Article IX.

"Indemnity Shares" has the meaning set forth in Section 3.6.(b).

"Independent Accountant" has the meaning set forth in Section 3.7.(g).

"Information Statement" has the meaning set forth in Section 6.9.(a).

"Intellectual Property" means and includes (i) patents, applications for patents (including divisions, provisionals, continuations, continuations in-part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; (ii) inventions, discoveries and ideas, whether patentable or not in any jurisdiction; (iii) trademarks, service marks, brand names, certification marks, trade dress, assumed names, domain names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (iv) non-public information, trade secrets, know-how, formulae, processes, procedures, research records, records of invention, test information, market surveys, and confidential information, whether patentable or not in any jurisdiction and rights in any jurisdiction to limit the use or disclosure thereof by any Person; (v) writings and other works, whether copyrightable or not in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights; (vi) software, including all types of computer software programs, operating systems, application programs, software tools, firmware (including all types of firmware, firmware specifications, mask works, circuit layouts and hardware descriptions) and software imbedded in equipment, including both object code and source code, and all written or electronic data, documentation and materials that explain the structure or use of software or that were used in the development of software, including software specifications, or are used in the operation of the software (including logic diagrams, flow charts, procedural diagrams, error reports, manuals and training materials, look-up tables and databases), whether patentable or not in any jurisdiction and rights in any jurisdiction to limit the use or disclosure thereof and registrations thereof in any jurisdiction, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; and (vii) any claims or causes of action (pending, threatened or which could be filed) arising out of any infringement or misappropriation of any of the foregoing.

"Knowledge" of any Person means such Person's actual knowledge and "Knowledge" of the Company with respect to any fact or matter means the actual knowledge of Salim Ismail or Kent Langley.

"Law" has the meaning set forth in Section 4.12.(a).

"Leased Real Property" has the meaning set forth in Section 4.15.(a).

"Letter of Transmittal" has the meaning set forth in has the meaning set forth in Section 3.6.(d).

"Lien" means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.

"Loss" or **"Losses"** means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; *provided, however*, that "Losses" shall not include punitive, incidental, consequential, special or indirect damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

"Majority Holders" has the meaning set forth in Section 6.12.(d).

"Material Adverse Effect" means any materially adverse change in (i) the business, assets, properties, financial condition, or results of operations of the Company or (ii) the ability of the Company to perform its obligations under this Agreement or its ability to consummate the transactions contemplated hereby; in each case, only if such event or circumstances would reasonably be expected to have long-term effects on the Company; *provided, however*, that each of the following events and circumstances (and any event or circumstance directly or indirectly relating to, arising out of, resulting from, or attributable to any of the following events or circumstances) shall not constitute, and shall not be taken into account in determining whether there has been or could be, a "Material Adverse Change": (1) any change in general in the United States or foreign economies, securities markets, financial markets, currency markets, or capital markets (including changes in interest rates or the availability of financing); (2) any event or circumstance that affects one or more of the industries in which the Company operates; (3) the Parties' entry into this Agreement, the announcement of this Agreement or the transactions contemplated hereby (including (A) the disclosure of the identity of Parent, (B) any communication by Parent regarding the plan or intentions of Parent with respect to the conduct of the Company's business or relating to the transactions contemplated hereby, and (C) the threatened or actual impact on relationships of the Company with customers, vendors, suppliers, distributors, landlords, or employees (including the threatened or actual termination, suspension, modification, or reduction of such relationships)), or any action required or permitted by this Agreement; (4) any acts of war (whether or not declared), insurrection, sabotage, terrorism, or public enemy, or any national or international political or social conditions; (5) any natural disaster (including earthquake, hurricane, tornado, storm, flood, fire, volcanic eruption, or similar occurrence), changes in climate or weather conditions, or global health conditions (including any epidemic, pandemic, or disease outbreak; (6) any acts taken, or failures to take action, or such other events or circumstances to which Parent has consented or that are permitted, prohibited, or required by this Agreement; (7) the Company's failure to meet internal or published projections, forecasts, or revenue or earning predictions for any period; (8) any event or circumstance of which Parent had Knowledge as of the Closing Date; (9) any event or circumstance that, as of a given time of determination, no longer exists or the Company has cured; (10) any strike, lockout, labor dispute, riot, civil commotion, or embargo; (11) any changes in, or developments that are directly or indirectly attributable to, any Laws, any Orders, or any acts of any Governmental

Authority; (12) any change in GAAP, or in any interpretation thereof; (13) any failure of technical facilities, or any failure or delay of transportation facilities; (14) any operating losses of the Company in the ordinary course of business; or (15) any damage, destruction, impairment, or other loss of or with respect to any asset to the extent covered by insurance; or (17) any event or circumstance beyond the Company's control.

"Material Contract" has the meaning set forth in Section 4.16.(a).

"Merger" has the meaning set forth in the preamble.

"Merger Consideration" has the meaning set forth in Section 3.1.(a).

"**Merger Consideration Holder"** has the meaning set forth in Section 6.16.

"Merger Sub" has the meaning set forth in the preamble.

"Net Profit" means Gross Revenue less all costs and expenses, including cost of goods or services sold, operating expenses, interest, taxes, depreciation, and amortization, all as determined in accordance with IFRS applied on a basis consistent with the past practices of the Company prior to the Closing Date.

"Objection Notice" has the meaning set forth in Section 3.7.(e).

"Owned Real Property" has the meaning set forth in Section 4.15.(a).

"Order" has the meaning set forth in Section 4.12.(a).

"Outside Date" has the meaning set forth in Section 10.1.(b).

"Parent" has the meaning set forth in the preamble.

"**Parent Ordinary Shares**" means the ordinary shares of Parent, no par value per share, registered with the United States Securities and Exchange Commission pursuant to Section 12(b) of the Exchange Act and listed on the NYSE American under the symbol "GNS".

"Parent Ordinary Shares Value" means, as of the close of business on the day preceding the applicable date of measurement, the average VWAP of Parent Ordinary Shares for the 30 consecutive trading days ending on the trading day immediately preceding the applicable date of measurement.

"Party" has the meaning set forth in the preamble.

"Period 2024", "Period 2025" and "Period 2026" each has the meaning set forth in Section 3.7.(a).

"Permits" means permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities.

"Permitted Lien" means (i) Liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which adequate reserves may be have been established in the Company's most recent financial statements; (ii) mechanics', carriers', workmen's, repairmen's, materialmen's and other Liens arising by operation of Law; (iii) Liens or security interests that arise or are incurred in the ordinary course of business relating to obligations not yet due on the part of the Company or secure a liquidated amount that are being contested in good faith and by

appropriate proceedings and for which adequate reserves have been established in the Company's most recent financial statements; (iv) pledges or deposits to secure obligations under workers' compensation Laws or similar Laws or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) easements, encroachments, declarations, covenants, conditions, reservations, limitations and rights of way (unrecorded and of record) and other similar restrictions or encumbrances of record, zoning, building and other similar ordinances, regulations, variances and restrictions, and all defects or irregularities in title, including any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection; (vii) pledges or deposits to secure the obligations under the Company's revolving credit facility and other existing indebtedness of the Company; (viii) Liens or security interests that arise from agreements entered into in accordance with Section 6.1.; (ix) all Liens created or incurred by any owner, landlord, sublandlord or other Person in title; and (x) any other Liens which do not materially interfere with the Company's use and enjoyment of real property or materially detract from or diminish the value thereof.

"Per Share Closing Consideration" means the Closing Consideration divided by the number of shares of the Company Common Stock outstanding at the Effective Time on a fully diluted basis.

"Person" means any individual, corporation (wherever incorporated), firm, joint venture, works council or employee representative body, limited liability company, partnership, association, trust, estate or other entity or organization including a government, state or agency of a state or Governmental Authority.

"Preliminary Report" has the meaning set forth in Section 3.7.(d).

"Representation Letter" has the meaning set forth in Section 6.16.

"Representative" means Persons acting, directly or indirectly, on behalf of another Person, including such Person's officers, directors, employees, representatives, agents, independent accountants, investment bankers, and counsel.

"Representative Losses" has the meaning set forth in Section 6.12.(e).

"Required Consents" means the Required Stakeholders Consents and the Required Stockholders Consents.

"Required Stakeholders Consents" means the written consent of all Stakeholders to the effects of the Merger solely with respect to the Company Notes, Company SAFEs, or Company Incentive Rights held by each of them, as the case may be, to be obtained by the Company pursuant to this Agreement.

"Required Stockholders Consents" means the Stockholders Approval evidenced by the unanimous written consent of all holders of Company Common Stock entitled to vote thereon.

"Restricted Shares" has the meaning set forth in Section 3.1.(d).

"Restrictive Legend" has the meaning set forth in Section 6.16. For the avoidance of doubt, the following language to be placed on all certificates and ledger notations for Parent Ordinary Shares issued hereunder:

> THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS IN ACCORDANCE WITH APPLICABLE REGISTRATION REQUIREMENTS OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. THIS CERTIFICATE MUST BE SURRENDERED TO THE COMPANY OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE SALE, TRANSFER, PLEDGE OR HYPOTHECATION OF ANY INTEREST IN ANY OF THE SECURITIES REPRESENTED HEREBY.

"Rule 144" means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

"Rule 144 Opinion" has the meaning set forth in Section 6.16.

"SAFE" means, with respect to any Person, any simple agreement for future equity or tokens, or both (or other similar agreement) issued by such Person for bona fide financing purposes, and which may convert into capital stock or other securities of such Person in accordance with its terms.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Singapore Companies Act" means the Companies Act 1967 of Singapore.

"Staffing Services Agreement" means that certain Master Services Agreement dated as of February 18, 2022 by and between and Remote Europe Holding B.V., a private limited liability company, incorporated under the Dutch law, having its registered office at Landmeter 25, (1566MP), Assendelft, the Netherlands, registered with the trade register of the Dutch Chamber of Commerce under number: 76348946, legally represented in this respect by Mr. J.M. van der Voort and its Affiliates.

"Stakeholder" means, individually, each Person who at or after the Effective Time is entitled to receive Merger Consideration pursuant to this Agreement including without duplication each Merger Consideration Holder.

"Stakeholders' Representative" has the meaning set forth in the preamble.

"Stockholder" means a holder of any outstanding shares of the Company Common Stock at the relevant time and in the context in which such term is used at any time and from time to time in this Agreement.

"Stockholders Approval" means the affirmative vote of the holders of not less than a majority of the outstanding shares of the Company Common Stock adopting this Agreement as the agreement of merger for the purpose of Section 251(c) of the DGCL (8 Del. C. § 251)(c).

"Subsidiary" means an entity owned wholly or in part by another Person, which other Person, directly or indirectly, owns more than 50% of the stock or other equity interests of such entity having voting power to elect a majority of the board of directors or other governing body of such entity.

"Surviving Corporation" has the meaning set forth in Section 2.1.

"Tax" or, collectively, **"Taxes"** means (i) any federal, state, provincial, local or foreign income, gross receipts, license, accumulated earnings, personal holding company, profits, windfall profits, workers' compensation, severance, payroll, employment, premium, excise, occupation, environmental, customs duties, capital stock, franchise, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, stamp, ad valorem, value added, alternative or add-on minimum or estimated tax or other taxes, duties, fees, levies, assessments or governmental charges or deficiencies thereof, in each case including any interest, penalty or addition thereto and (ii) any liability for amounts of the type described in the immediately preceding clause (i) arising under any agreements or arrangements with any Person (including pursuant to Treasury Regulation Section 1.1502-6 or comparable provisions of state, provincial, local or foreign Tax law), as a transferee or successor, by contract or otherwise.

"Tax Returns" means all returns, reports, declarations, claims for refund or information returns, statements or forms (including any schedule or attachment thereto) required to be filed with a Governmental Authority.

"Third-Party Claim" has the meaning set forth in Section 9.4.

"Trading Day" means any day that is not a Saturday, Sunday or a day on which the applicable Trading Market is closed.

"Trading Market" means any of the following markets or exchanges on which the Ordinary Shares are listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

"Transaction Documents" means this Agreement, the Escrow Agreement, the Exchange Agent Agreement, the Certificate of Merger, the Information Statement; the Required Stakeholders Consents (including their Consent Agreements), the Letters of Transmittal, and all other agreements, amendments, certificates, resolutions, approvals, consents, waivers and releases contemplated for execution and delivery by any Person pursuant to or in connection with this Agreement, the Merger, and the transactions contemplated hereby and thereby.

"Unrelated Company Assets" means the assets, properties, and rights of the Company listed and described in **Schedule 6.5**, all of which shall be transferred from the Company to a third Person prior to the Closing as contemplated by Section 6.5.

"VWAP" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Parent Ordinary Shares are then listed or quoted on a Trading Market, the daily volume weighted average price of a Parent Ordinary Share for such date (or the nearest preceding date) on the Trading Market on which the Parent Ordinary Shares are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)); (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of a Parent Ordinary Share for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable; (c) if the Parent Ordinary Shares are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Parent Ordinary Shares are then reported on The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of Parent Ordinary Shares so reported; or (d) in all other cases, the fair market value of a Parent Ordinary Share valued by a nationally recognized independent appraiser selected by Parent, the fees and expenses of which shall be paid by the Parent.

Section 1.2. Interpretation. The words "hereof," "herein," "hereby," "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural Persons shall include all Persons and vice versa. The phrases "the date of this Agreement," "the date hereof," "of even date herewith" and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, unless otherwise specified. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

ARTICLE II. THE MERGER.

Section 2.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "**Surviving Corporation**") and as a wholly-owned subsidiary of Parent.

Section 2.2. The Closing.

(a) The closing of the Merger (the "**Closing**") will take place at 10:00 a.m., New York City time, as soon as practicable (and, in any event, within two Business Days) after satisfaction (or, to the extent permitted under this Agreement and by law, waiver) of all conditions to the Merger set forth in Article VIII. hereof other than those conditions that by their nature are to be satisfied at the Closing (such actual date of Closing, the "**Closing Date**"), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the Parties. The Closing shall occur remotely via Electronic Transmission of documents.

(b) At the Closing, the Company shall deliver to Parent the following:

(1) A certificate, dated the Closing Date, signed by the chief executive officer or president of the Company certifying that each of the conditions specified in Section 8.1.(a) and Sections 8.2.(a), (b), and (c) has been met; and

(2) A certificate of the Secretary of the Company, dated the Closing Date and certifying: (i) that correct and complete copies of the Company's certificate of incorporation and by-laws are attached to the certificate; and (ii) that correct and complete copies of each resolution of the Company Board approving this Agreement and authorizing the execution of this Agreement and the consummation of the transactions contemplated by this Agreement are attached to the certificate.

(c) At the Closing, Parent shall deliver to the Company the following:

(1) A certificate of chief executive officer or president of Parent, dated the Closing Date and certifying that each of the conditions specified in Sections 8.3.(a), (b), and (c) with respect to Parent have been met; and

(2) A certificate of the Secretary of Parent dated the Closing Date and certifying that correct and complete copies of each resolution of the board of directors of Parent approving this Agreement and authorizing the execution of this Agreement and the consummation of the transactions contemplated by this Agreement are attached to the certificate.

(d) At the Closing, the Merger Sub shall deliver to the Company the following:

(1) A certificate of chief executive officer or president of Merger Sub, dated the Closing Date and certifying that each of the conditions specified in Sections 8.3.(a), (b), and (c) with respect to Merger Sub have been met; and

(2) A certificate of the secretary of the Merger Sub dated the Closing Date and certifying: (i) that correct and complete copies of the Merger Sub's certificate of incorporation and by-laws are attached to the certificate; (ii) that correct and complete copies of each resolution of the board of directors of the Merger Sub approving this Agreement and authorizing the execution of this Agreement and the consummation of the transactions contemplated by this Agreement are attached to the certificate; and (iii) that correct and complete copies of each resolution of the stockholders of the Merger Sub evidencing the affirmative vote of the holders of all the outstanding shares of the capital stock of the Merger Sub adopting this Agreement as the agreement of merger for the purpose of Section 251 of the DGCL (8 Del. C. § 251).

Section 2.3. Effective Time. As soon as practicable after the Closing, the Parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the "**Certificate of Merger**") in such form as is required by, and executed and acknowledged in accordance with, the provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as the Parties shall agree in compliance with the DGCL and as shall be set forth in the Certificate of Merger (such time at which the Merger becomes effective is referred to in this Agreement as the "**Effective Time**").

Section 2.4. Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the other Transaction Documents and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities, and duties of the Surviving Corporation, all as provided under the DGCL.

Section 2.5. Certificate of Incorporation and Bylaws.

(a) The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall, by virtue of the Merger, be amended and restated in its entirety to read as set forth in Annex A to this Agreement and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter duly amended (the "**Certificate of Incorporation**"). The Certificate of Incorporation shall be duly filed with the Secretary of State of the State of Delaware together with the Certificate of Merger.

(b) The bylaws of the Company as in effect immediately prior to the Effective Time shall, by virtue of the Merger, be amended and restated in their entirety to read as set forth in Annex B to this Agreement and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter duly amended (the "**Bylaws**").

Section 2.6. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time and the officers of the Company immediately prior to the Effective Time shall resign or be removed from such positions at the Effective Time and the persons listed in **Schedule 2.6** shall be, respectively, the directors and officers of the Surviving Corporation until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE III. MERGER CONSIDERATION; CAPITAL STOCK OF CONSTITUENT CORPORATIONS.

Section 3.1. Merger Consideration.

(a) The consideration payable to Stakeholders by Parent pursuant to this Agreement and the Certificate of Merger shall consist solely of the number of fully paid and nonassessable Parent Ordinary Shares as shall be determined at any time and from time based on a per share value that is the lesser of (i) $1.00 and (ii) the Parent Ordinary Shares Value as of the business (trading) day ending immediately preceding the applicable date (the "**Merger Consideration**"); *provided*, that Parent shall cause the Expense Fund to be funded with cash in US Dollars as required by Section 6.12(g); and,

provided, further, that no payment or reimbursement of any costs or expenses of the Escrow Agent or the Exchange Agent made by Parent, Merger Sub, or the Surviving Corporation, whether made directly or indirectly, shall be Merger Consideration.

(b) The aggregate Merger Consideration payable to Stakeholders by Parent on the Closing Date shall be that number of Parent Ordinary Shares that in the aggregate equal USD $10,000,000, as valued on a per share basis at the lesser of (i) $1.00 and (ii) the Parent Ordinary Shares Value as of the Trading Day ended immediately preceding Closing Date (the "**Closing Consideration**").

(c) Additional Merger Consideration shall be payable to Stakeholders by Parent following the Effective Time as set forth in Section 3.7.

(d) The Parent Ordinary Shares issued as Merger Consideration pursuant to this Agreement and the Certificate of Merger are intended to be issued in one or more transactions not involving a public offering exempt from registration under the Securities Act in reliance on Section 4(a)(2) under the Securities Act and any other available exemptions therefrom and will therefore be restricted securities and issued with a Restrictive Legend (as such, "**Restricted Shares**"). All Restricted Shares shall be subject to the restrictions on transfer applicable thereto by applicable Law, this Agreement, Parent's organizational and governance documents, and the NYSE or other applicable stock exchange or listing service.

Section 3.2. Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a) except as otherwise provided in Section 3.2.(b), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, without interest, its share of the Merger Consideration at such time or times as set forth in this Agreement; and

(b) each share of Company Common Stock owned by the Company as treasury stock or owned by Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and cease to exist and no consideration shall be paid with respect thereto.

Section 3.3. Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.0001, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.0001, of the Surviving Corporation, with the same rights, powers and privileges of the shares so converted.

Section 3.4. Withholding Taxes. Each of Parent, the Surviving Corporation and the Stakeholders' Representative shall be entitled to deduct and withhold from the Merger Consideration and from any other amounts otherwise payable pursuant to this Agreement such amounts as are required to be withheld and paid over to the applicable Governmental Authority under the Code or any applicable provision of state, local or foreign Tax Law. Amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.5. Adjustments. If during the period between the date of this Agreement and the Effective Time, there shall be any change in the number or classification of outstanding shares of Company Common Stock as the result of the occurrence or record date of any reclassification, recapitalization, stock dividend, stock distribution, stock split, reverse stock split, combination, exchange or readjustment of shares, or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such change; *provided*, that nothing in this Section 3.5. shall be construed as permitting the Company to take any action otherwise prohibited by this Agreement.

Section 3.6. Delivery and Exchange of Shares.

(a) On the Closing Date, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made.

(b) On the Closing Date, Parent shall deliver or shall cause to be delivered to the Exchange Agent such number of Parent Ordinary Shares as shall be required for delivery of the Closing Consideration to the Persons entitled thereto immediately upon the Effective Time as set forth in this Agreement and the Certificate of Merger, less such number of Parent Ordinary Shares which, as valued as of the Closing Date pursuant to this Agreement, in an amount equal to USD $500,000 (the "**Indemnity Shares**"). On the Closing Date, Parent shall deliver or shall cause to be delivered to the Escrow Agent the Indemnity Shares to be held and disbursed in accordance with the terms of the Escrow Agreement.

(c) The Exchange Agent shall hold and disburse the Parent Ordinary Shares comprising the Closing Consideration (less the Indemnity Shares) (the "**Closing Shares**") pursuant to the terms of the Exchange Agent Agreement such that upon expiration or termination of any holding or lockup period under this Agreement, any other Transaction Document or appliable securities Laws, each Stakeholder receives Closing Shares an amount thereof that is equal to its percentage set forth on **Schedule 6.6**.

(d) Promptly after the Effective Time, Parent or the Surviving Corporation and the Stakeholders' Representative shall cause the Exchange Agent to mail or deliver to each Stakeholder:

(i) a letter of transmittal which shall include, among other things, (1) the appointment of the Stakeholders' Representative to act as such Stakeholder's Representative as described in Section 6.12., (2) an acknowledgement that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the stock certificates representing the Certificated Shares (if any) or transfer of the Book-Entry Shares to the Stakeholders' Representative, (3) customary investor representations and warranties for a private placement in reliance on Section 4(a)(2) of the Securities Act and Rule 144, and (4) a general release in favor of the Company and its successors (collectively, the "**Letter of Transmittal**"); and

(ii) (ii) instructions for use in effecting the surrender of the Certificated Shares or Book-Entry Shares in exchange for the Merger Consideration to which the Stakeholder shall be entitled under this Agreement and the Certificate of Merger.

(e) Upon surrender to the Exchange Agent (on behalf of the Stakeholders' Representative) of Certificated Shares (or affidavit of loss and bond as provided in Section 3.6.(f)) or Book-Entry Shares, together with such Letter of Transmittal duly and validly completed and executed, and such other customary documents as may reasonably be requested by the Exchange Agent (on behalf of the Stakeholders' Representative), the holder of such Certificated Shares or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration such holder has the right to receive pursuant to Section 3.1.(a), subject to any applicable withholding tax, at such times as are set forth in this Agreement. If payment of any portion of the Merger Consideration is to be made to a Person other than the Person in whose name the Certificated Share or Book-Entry Share surrendered is registered, as further conditions of payment (i) the Certificated Share so surrendered shall be properly endorsed or otherwise in proper form for transfer and (ii) the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificated Share surrendered or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. From and after the Effective Time and until surrendered in accordance with the provisions of this Section 3.6., each Certificated Share and Book-Entry Share shall represent for all purposes solely the right to receive Merger Consideration in accordance with the terms hereof, without any interest thereon.

(f) If any stock certificate representing Certificated Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such stock certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such amount as the Surviving Corporation or the Exchange Agent (on behalf of the Stakeholders' Representative) may direct as indemnity against any claim that may be made against it with respect to such stock certificate and the Certificated Shares represented thereby, the Exchange Agent (on behalf of the Stakeholders' Representative) will deliver in exchange for such lost, stolen or destroyed stock certificate the applicable Merger Consideration in respect of the Certificated Shares represented thereby such lost, stolen or destroyed stock certificate.

(g) Any portion of the Merger Consideration that remains unclaimed by any former stockholders of the Company entitled thereto more than one (1) year after the time at which any such former stockholders of the Company were entitled to receive such portion of the Merger Consideration shall be delivered to Parent. Any former stockholders of the Company who have not complied with this Section 3.6. prior to the end of such applicable one (1) year period shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof for payment of their claim for the Merger Consideration due to such former stockholder of the Company, without any interest thereon. Neither Parent nor the Surviving Corporation shall be liable to any former stockholder of the Company for any amounts delivered from the funds to be used for the payment of the Merger Consideration or otherwise paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of shares of Company Common Stock five (5) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any

claims or interest of any Person previously entitled thereto. The Exchange Agent and the Stakeholders' Representative shall be entitled to rely on this Section 3.6.(g) with respect to any matters they become involved in with respect to the subject matter hereof.

Section 3.7. Contingent Consideration; Clawback.

(a) To align the annual financial audit period of the Surviving Corporation with that of the Parent (which is the calendar year), the Parent shall cause an audit of the Company to be conducted and reported on by the Parent's auditors for the Company's fiscal year period from July 1, 2023, through and including June 30, 2024. Thereafter, the Parent shall cause an audit of the Surviving Company to be conducted and reported on by the Parent's auditors (1) for the Surviving Company's inaugural, stub fiscal year for the period July 1, 2024, through and including December 31, 2024 ("**Period 2024**"), and (2) for the next two, successive twelve month fiscal periods following such inaugural, stub fiscal period (respectively, "P**eriod 2025**" and **"Period 2026"**). All such audits shall be at the Parent's cost and expense without allocation to the Surviving Corporation for the purposes of the determination of Net Profit.

(b) If the Surviving Corporation's Gross Revenue, as determined by the applicable financial audit pursuant to Section 3.7.(a), in Period 2024 exceeds USD $2,500,000, or in Period 2025 or Period 2026, respectively, exceeds USD $5,000,000, provided that the Surviving Corporation's audit for the applicable period reports a Net Profit, the Parent shall pay "**Excess Revenue Consideration**" to the Stakeholders in the form of newly issued Parent Ordinary Shares in an aggregate number representing a value equal to the product of (i) two (2), multiplied by (ii) the difference between (A) the excess of the Surviving Corporation's Gross Revenue over USD $2,500,000 for Period 2024, and over USD $5,000,000 for Period 2025 or Period 2026, respectively, and (B) any Excess Revenue Consideration paid in Period 2024 or, if applicable, Period 2025. For example: (x) if the Gross Revenue in Period 2024 is USD $3,000,000, the Excess Revenue Consideration for Period 2024 shall be USD $1,000,000; (y) if the Gross Revenue in Period 2025 is USD $6,000,000, the Excess Revenue Consideration for Period 2025 shall be USD $1,000,000, and (z) if the Gross Revenue in Period 2026 is USD $8,000,000, the Excess Revenue Consideration for Period 2026 shall be USD $4,000,000. The applicable date of measurement for the Parent Ordinary Shares Value of the Parent Ordinary Shares issued as such Excess Revenue Consideration shall be the date on which the payment of such Excess Revenue Consideration is due and payable.

(c) If the Surviving Corporation's Gross Revenue, as determined by the applicable financial audit pursuant to Section 3.7.(a), is less than USD $3,000,000 in Period 2025 or Period 2026, the Parent shall be entitled to receive back from the Stakeholders (each, a "**Clawback**") the aggregate number of Closing Shares representing a value equal to the product of (i) two (2), multiplied by (ii) (A) solely in the case of Period 2025, the amount by which the Surviving Corporation's Gross Revenue for Period is less than USD $3,000,000 or (B) solely in the case of Period 2025, the difference between the amount by which the Surviving Corporation's Gross Revenue for Period is less than USD $3,000,000 and any Clawback amount for Period 2025. For example, (x) if the Gross Revenue in Period 2025 is USD $2,000,000, the Clawback shall be USD $2,000,000, and (y) if the Gross Revenue in Period 2026 is USD $2,500,000, the

Clawback shall be USD $1,000,000. The applicable date of measurement for the Parent Ordinary Shares Value of the Closing Shares returned as Clawback shall be the date on which the payment of such Clawback is due and payable. Notwithstanding the foregoing, in the event that the Clawback applies, in lieu of paying the Clawback in the form of Closing Shares, the Stakeholders may elect to (1) pay such amount in cash or (2) purchase back 100% of the Surviving Corporation at a purchase price of USD $10,000,000. This Section 3.7.(c) and the Clawback hereunder shall be null and void and of no further force or effect immediately upon Parent's Average Market Capitalization meeting or exceeding USD $150,000,000. For the purpose of this Section 3.7.(c), "**Average Market Capitalization**" means, as determined of any date following the Closing Date, an amount equal to (1) the Parent Ordinary Shares Value as of the date of measurement multiplied by (2) the total number of issued and outstanding Parent Ordinary Shares on the date of measurement and listed or quoted on the applicable Trading Market. Such determination shall be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

(d) As promptly as practicable following the end of the applicable year-end (but not later than ninety (90) days therefrom), Parent shall prepare and deliver to the Stakeholders' Representative a preliminary report (the "**Preliminary Report**") which shall include (i) true and complete copies of audited balance sheets and statements of income, retained earnings and cash flows of the Surviving Corporation as of and for such year ended, all prepared in accordance with IFRS and (ii) Parent's calculation of the Excess Revenue Consideration or if applicable the Clawback.

(e) Promptly following receipt of the Preliminary Report, the Stakeholders' Representative may review the same and, within thirty (30) days after the date of such receipt, may deliver to Parent a certificate setting forth any objections to Parent's calculation of the Excess Revenue Consideration or if applicable the Clawback together with a summary of the reasons therefore and calculations which, in its view, are necessary to eliminate such objections (an "**Objection Notice**"). If the Stakeholders' Representative does not so object within such thirty (30) day period, Parent's calculation of the Excess Revenue Consideration or if applicable the Clawback set forth in the Preliminary Report shall be final and binding as the Excess Revenue Consideration or if applicable the Clawback, for such applicable year-end for purposes of this Agreement.

(f) If the Stakeholders' Representative timely delivers to Parent an Objection Notice in proper form, Parent and the Stakeholders' Representative shall use their reasonable efforts to resolve by written agreement (the "**Agreed Adjustments**") any differences as to the Excess Revenue Consideration or if applicable the Clawback and, if the Stakeholders' Representative and Parent so resolve any such differences, the Excess Revenue Consideration or if applicable the Clawback set forth in the Preliminary Report, as adjusted by the Agreed Adjustments, shall be final and binding as the Excess Revenue Consideration or if applicable the Clawback, for the applicable year-end for purposes of this Agreement.

(g) If any objections raised by the Stakeholders' Representative in its Objection Notice are not resolved by the Agreed Adjustments within the thirty (30) day period following the receipt by Parent of the Objection Notice, then Parent and the Stakeholders'

Representative shall submit the objections that are then unresolved to an impartial nationally recognized firm of independent certified public accountants appointed by Parent and the Stakeholders' Representative by mutual agreement, other than the Stakeholders' Representative's accountants or Parent's accountants) (the "**Independent Accountant**"). The Independent Accountant shall resolve the unresolved objections (based solely on the presentations by Parent and by the Stakeholders' Representative as to whether any disputed matter had been determined in a manner consistent with the principles and methodologies used in the preparation of the audited Financial Statements) and shall deliver to Parent and the Stakeholders' Representative, as promptly as reasonably practicable and in any event within thirty (30) days after its appointment, a written report setting forth its resolution of the disputed matters determined in accordance with the terms herein. The Excess Revenue Consideration or if applicable the Clawback, after giving effect to any Agreed Adjustments and to the resolution of disputed matters by the Independent Accountant, shall be final and binding as the Excess Revenue Consideration or if applicable the Clawback for such applicable year-end for purposes of this Agreement.

(h) The Parties shall make available to Parent, the Stakeholders' Representative and, if applicable, the Independent Accountant, such books, records and other information (including work papers) as any of the foregoing may reasonably request to prepare or review the Preliminary Report, the Objection Notice or any matters submitted to the Independent Accountant. The fees and expenses of the Independent Accountant hereunder shall be borne equally by Parent, on the one hand, and the Stakeholders' Representative, on the other hand.

(i) The Parties agree that the procedures set forth herein with respect to the Preliminary Report are not intended to permit the introduction of different accounting methods, policies, practices, procedures, classifications, or estimation methodologies from those used in the preparation of Parent's audited financial statements. No adjustment under this Section 3.7. shall limit the representations, warranties, covenants, and agreements of the parties set forth elsewhere in this Agreement.

(j) Parent acknowledges and agrees that, subject to the internal financial controls applicable to all subsidiaries of Parent, the board of directors of the Surviving Corporation shall have discretion regarding the operation of the business of the Surviving Corporation, including, without limitation, with respect to making employment, personnel and staffing decisions related to the Surviving Corporation and determining whether or not to make acquisitions or capital investments; *provided*, that Parent shall provide credit support to the Surviving Corporation or provide guarantees of the obligations of the Surviving Corporation as shall be necessary and appropriate for the Surviving Corporation to pursue its objectives, plans and budgets approved by Parent's board of directors of its delegates at any time and from time to time which shall include acquisitions of all or substantially all of the assets of an entity or the stock thereof (which must be approved by the board of directors of Parent if the total consideration payable to the sellers of the target would exceed two (2) times the annual Gross Revenue of such target. Notwithstanding the above, in the event that Parent, during the period of measurement of this Section 3.7., consummates a material business transaction (e.g., major acquisition, divestiture, restructuring or assumption of debt) that affects the financial performance of

the Surviving Corporation, Parent and the Stakeholders' Representative agree to calculate, for purposes of computing the Excess Revenue Consideration or if applicable the Clawback as if the material business transaction had not been consummated. Without limiting the foregoing, Parent acknowledges that changes in the manner in which the Surviving Corporation is operated after the Closing Date as compared to the Company prior to the Effective Time could adversely impact the amount of Gross Revenue or Profit during the applicable year and further acknowledges that Parent does not intend to implement changes in the manner in which the Surviving Corporation is operated after the Effective Time if such changes could reasonably be expected to reduce the amount of Gross Revenue or Profit during the applicable year-end.

(k) Payment of the Excess Revenue Consideration may be subject to setoff and reduction for any claims that Parent may have against the Stakeholders under the indemnification provisions of Article IX.

(l) The rights of the Stakeholders to any Excess Revenue Consideration are personal to the Stakeholders and shall only be transferable by operation of law, by will or the laws of descent and distribution or to the equity owners of the Stakeholder following its dissolution. Any attempted transfer of such right by a Stakeholder, other than as permitted by the immediately preceding sentence, shall be null and void.

(m) Payment of Excess Revenue Consideration or Clawback with Parent Ordinary Shares shall be effectuated in a manner and tenor consistent with clauses (d) – (g) of Section 3.6.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Section 4.1. Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority necessary to own or lease its properties and assets and to carry on its business as currently conducted, except where the failure to be so organized, existing, qualified or in good standing, or to have such power or authority has not, and would not reasonably be expected to have, a Material Adverse Effect. The Company is duly qualified or licensed to do business and is in good standing in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified or in good standing has not, and would not reasonably be expected to have, a Material Adverse Effect.

Section 4.2. Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of 1,500 shares of Company Common Stock. At the close of business on the Business Day immediately preceding the date of this Agreement, (1) 1,500 shares of Company Common Stock were issued and outstanding; and (2) zero shares of Company Common Stock were held in the Company's treasury.

(b) As of the date hereof, the Company has not awarded, granted, or issued any stock options, restricted stock units, or other stock rights, nor has the Company adopted any plan in relation to incentive equity compensation of any kind; *provided*, that

the Company may hereafter issue and become party to the Company Incentive Rights, solely as set forth in Section 6.6(b).

(c) As of the date hereof, the Company has no outstanding Indebtedness convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, other than the Company Notes issued and outstanding as of the date hereof and disclosed in Section 4.2(c) of the Disclosure Schedule; *provided*, that the Company may hereafter amend certain Indebtedness to become additional Company Notes, solely as set forth in Section 6.6(c).

(d) As of the date hereof, the Company has no outstanding SAFEs other than the Company SAFEs issued and outstanding as of the date hereof and disclosed in Section 4.2(d) of the Disclosure Schedule.

(e) As of the date hereof, except as set forth in the preceding paragraphs of this Sections 4.2, there are no outstanding shares of capital stock of, or other equity or voting interest in, the Company, and no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights, or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities, or other equity ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other equity ownership interests in) the Company, (iii) obligations of the Company to grant, extend, or enter into any subscription, warrant, right, convertible, or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities, or other ownership interests in the Company, or (iv) obligations (excluding Taxes and other fees) by the Company to make any payments based on the market price or value of the Company Common Stock. As of the date hereof, the Company has no outstanding obligations to purchase, redeem, or otherwise acquire any company securities described in clauses (i), (ii) and (iii) hereof.

Section 4.3. Subsidiaries.

(a) Section 4.3(a) of the Disclosure Schedule sets forth the place and form of organization of the Person that is the sole Subsidiary of the Company.

(b) As of the Closing Date, such Person shall exist as a Company Subsidiary because such Person is an Unrelated Company Asset which shall be transferred from the Company to a third Person prior to the Closing as contemplated by Section 6.5.

Section 4.4. Corporate Authorization.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the Stockholders Approval, to consummate the Merger and the other transactions contemplated hereby and to perform its obligations hereunder. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated hereby, have been duly and validly authorized by the Company Board and, except for obtaining the Stockholders Approval, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or to perform its obligations hereunder. This

Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors' rights generally and by general principles of equity.

(b) The Company Board has unanimously adopted resolutions (i) declaring that this Agreement, the Merger, and the other transactions contemplated hereby are advisable and in the best interests of the Company and the holders of shares of Company Common Stock, (ii) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) declaring that the Merger Consideration to be paid to the holders of shares of Company Common Stock is fair to such holders, (iv) resolving to recommend consent to and adoption of this Agreement by the holders of shares of Company Common Stock entitled to vote thereon, (v) resolving to recommend to all Stakeholders that they should consent to the transactions contemplated by this Agreement and the other Transaction Documents, as their interests may appear, and (vi) directing the proper officers of the Company to circulate and deliver, or cause to be circulated and delivered, the Information Statement and all Transaction Documents relevant in any material respect to the Required Consents.

Section 4.5. Non-Contravention; Filings and Consents.

(a) Subject to the provisions of Section 6.4. and except as set forth in Section 4.5 of the Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (with or without notice or lapse of time, or both): (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company; (ii) assuming compliance with the matters referred to in Section 4.5(b) and that the Stockholders Approval is obtained, contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, except where such violation or breach would not reasonably be expected to have a material adverse effect; (iii) require any material consent or approval under, materially violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a material change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any material Contract to which the Company is a party, or by which it or any of its properties or assets may be bound or affected, except as would not reasonably be expected to have a Material Adverse Effect; or (iv) result in the creation or imposition of any material Lien on any asset of the Company, except as would not be reasonably expected to have a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified

to do business, (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. state or federal or foreign securities laws, and (iii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.6. Financial Statements; No Undisclosed Liabilities.

(a) The Company has previously delivered to Parent true and complete copies of its unaudited, internally prepared balance sheets and statements of income, retained earnings and cash flows as of and for its fiscal years ended December 31, 2021, 2022, and 2023 (the "**Financial Statements**"). The Financial Statements were prepared in accordance with GAAP (except as disclosed in Section 4.6(a) of the Disclosure Schedule) and present fairly in all material respects the financial position of the Company as of their respective dates, and the consolidated income, results of operations and changes in consolidated financial position or cash flows for the periods presented therein.

(b) There are no material liabilities or obligations of the Company of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a material liability or obligation, other than (i) liabilities or obligations disclosed or provided for in the Company balance sheet dated December 31, 2023, (ii) liabilities or obligations incurred in the ordinary course of business since December 31, 2023, and (iii) liabilities or obligations incurred directly as a result of this Agreement or any other Transaction Document.

Section 4.7. Absence of Certain Changes. Since December 31, 2023, through the date of this Agreement, the Company has conducted its business only in the ordinary course consistent with past practice, except for actions taken in respect of this Agreement or any other Transaction Document.

Section 4.8. Employee Benefit Plans. There never has been and there is no "employee benefit plan" (as defined in Section 3(3) of ERISA) or any other material employee plan or agreement sponsored or maintained by the Company, including any material bonus or other incentive compensation plans, equity or equity-based compensation plans, pension or deferred compensation arrangements, severance plans, medical insurance, and life insurance plans or programs.

Section 4.9. Labor and Employment Matters. The Company has no employees nor has any of them had any employees within the past thirty-six (36) months, nor has the Company ever been a party to, bound by or subject to any collective bargaining agreement or understanding with a labor union or organization.

Section 4.10. Litigation. Except as set forth in Section 4.10 of the Disclosure Schedule, there is no Action pending or, to the Knowledge of the Company, threatened against or affecting the Company, including in respect of the transactions contemplated hereby that would reasonably be expected to have a Material Adverse Effect. The Company is not subject to any outstanding Order (i) that prohibits the Company from conducting its business as now conducted or proposed to be conducted or (ii) that would reasonably be expected to have a Material Adverse Effect.

Section 4.11. Tax Matters. Except as disclosed in Section 4.11 of the Disclosure Schedule:

(a) The Company has timely filed all material federal, state, local and foreign Tax returns, estimates, information statements and reports relating to all Taxes of the Company, or its operations (the "**Tax Returns**") required to be filed by applicable Law by the Company as of the date hereof. All such Tax Returns are materially true, correct and complete, and the Company has timely paid all Taxes attributable to the Company that were due and payable by them as shown on such Tax Returns, except with respect to matters contested in good faith.

(b) As of the date of this Agreement, there is no material written claim or assessment pending or, to the Knowledge of the Company, threatened against the Company for any alleged deficiency in Taxes of the Company, and there is no audit or investigation with respect to any liability of the Company for Taxes. The Company has not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(c) The Company has withheld from its employees (and timely paid to the appropriate Governmental Authority) proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign Laws (including, without limitation, income, social security, and employment Tax withholding for all types of compensation).

(d) The Company has withheld (and timely paid to the appropriate Governmental Authority) proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign Laws other than provisions of employee withholding (including, without limitation, withholding of Tax on dividends, interest, and royalties and similar income earned by nonresident aliens and foreign corporations and withholding of Tax on United States real property interests).

(e) The Company has not extended, deferred, or delayed the payment of any Taxes under the CARES Act.

(f) Notwithstanding the foregoing, no representation or warranty is made with respect to the existence, availability, amount, usability or limitations (or lack thereof) on or of any net operating loss, net operating loss carryforward, capital loss, capital loss carryforward, basis amount or other Tax attribute (whether federal, state, local or foreign) of the Company.

Section 4.12. Compliance with Laws; Permits.

(a) Except as set forth in Section 4.12 of the Disclosure Schedule, since December 31, 2020, the Company has not been in conflict with, in default or, with notice, lapse of time or both, would be in default, with respect to or in violation of any (i) material statute, law, ordinance, rule, regulation or requirement of a Governmental Authority (each, a "**Law**") or (ii) material order, judgment, writ, decree or injunction issued by any court, agency or other Governmental Authority (each, an "**Order**") applicable to the Company or by which any property or asset of the Company is bound.

(b) The Company has all material Permits required to conduct its business as currently conducted, except where a failure to have such Permits would not have a Material Adverse Effect, and such Permits are valid and in full force and effect. The Company is in material compliance with the terms of such Permits and, as of the date of this Agreement, the Company has not received written notice from any Governmental Authority threatening to revoke, or indicating that it is investigating whether to revoke, any such Permit.

Section 4.13. Environmental Matters. The Company has complied with all applicable Environmental Laws. No property currently or formerly owned or operated by the Company has been contaminated with any Hazardous Substance. The Company has not received any written notice, demand, letter, claim or request for information alleging that the Company is in violation of or liable under any Environmental Law. The Company is not subject to any order, decree or injunction with any Governmental Authority or agreement with any third-party concerning liability under any Environmental Law or relating to Hazardous Substances.

Section 4.14. Intellectual Property.

(a) To the Knowledge of the Company, except as set forth in Section 4.14(a) of the Disclosure Schedule or as would not have a Material Adverse Effect, the Company owns, or is licensed or otherwise has the right to use (in each case, without payments to third parties and free and clear of any Liens) all Intellectual Property material to the conduct of its business as currently conducted and such rights are not subject to termination by any the Stakeholders' Representative or any third party.

(b) Section 4.14(b) of the Disclosure Schedule sets forth a true and complete list of all issued patents, registered trademarks, registered trade names, registered service marks, registered copyrights and in each case applications therefor, and domain names and applications therefor, if any, owned by or licensed to the Company as of the date of this Agreement. All issued patents, patent applications, registered trademarks, trade names and service marks and, in each case, applications therefor, registered copyrights and applications therefor and domain names and applications therefor owned by the Company have been duly registered and/or filed, as applicable, with or issued by each applicable Governmental Authority in each applicable jurisdiction, all necessary affidavits of continuing use have been filed, and all necessary maintenance fees that are due have been paid to continue all such rights in effect. The Company has made available to Parent complete and correct copies of, and Section 4.14(b) of the Disclosure Schedule sets forth as of the date hereof, a true and complete list of, all license agreements relating to Intellectual Property to or by which the Company is a party or is bound.

(c) To the Knowledge of the Company, neither the Company nor any of its products or services has infringed upon or otherwise violated, or is infringing upon or otherwise violating, the Intellectual Property rights of any Person. There is no suit, claim, action, investigation or proceeding pending or, to the Knowledge of the Company, threatened with respect thereto, and the Company has not been notified in writing of any possible infringement or other violation by the Company or any of its or their products or services of the Intellectual Property rights of any Person and to the Knowledge of the Company, there is no valid basis for any such claim. To the Knowledge of the Company, there is no

investigation pending or threatened with respect to any possible infringement or other violation by the Company or any of its or their products or services of the Intellectual Property rights of any Person.

(d) To the Knowledge of the Company, no Person nor any product or service of any Person is infringing upon or otherwise violating any Intellectual Property rights of the Company.

(e) For purposes of this Agreement, "**Intellectual Property**" means and includes (i) patents, applications for patents (including divisions, provisionals, continuations, continuations in-part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; (ii) inventions, discoveries and ideas, whether patentable or not in any jurisdiction; (iii) trademarks, service marks, brand names, certification marks, trade dress, assumed names, domain names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (iv) non-public information, trade secrets, know-how, formulae, processes, procedures, research records, records of invention, test information, market surveys, and confidential information, whether patentable or not in any jurisdiction and rights in any jurisdiction to limit the use or disclosure thereof by any Person; (v) writings and other works, whether copyrightable or not in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights; (vi) software, including all types of computer software programs, operating systems, application programs, software tools, firmware (including all types of firmware, firmware specifications, mask works, circuit layouts and hardware descriptions) and software imbedded in equipment, including both object code and source code, and all written or electronic data, documentation and materials that explain the structure or use of software or that were used in the development of software, including software specifications, or are used in the operation of the software (including logic diagrams, flow charts, procedural diagrams, error reports, manuals and training materials, look-up tables and databases), whether patentable or not in any jurisdiction and rights in any jurisdiction to limit the use or disclosure thereof and registrations thereof in any jurisdiction, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; and (vii) any claims or causes of action (pending, threatened or which could be filed) arising out of any infringement or misappropriation of any of the foregoing.

Section 4.15. Properties.

(a) Section 4.15(a) of the Disclosure Schedule sets forth a complete and correct list of all real property and interests in real property currently owned by the Company (each an "**Owned Real Property**") and leased by the Company (each a "**Leased Real Property**"). With respect to each Leased Real Property, the Company has not subleased, licensed, or otherwise granted anyone a right to use or occupy such Leased Real Property or any portion thereof. Each Owned Real Property and Leased Real Property has been maintained in good repair in a manner consistent with standards generally followed with respect to similar properties.

(b) Except as set forth in Section 4.15(b) of the Disclosure Schedule, the Company has good and marketable title to, or in the case of leased property and leased tangible assets, valid leasehold interests in, all of the material real property and tangible assets used in the conduct of its business and all such property and assets, other than real property and assets in which the Company has leasehold interests, are free and clear of all Liens, except for Permitted Liens.

Section 4.16. Material Contracts.

(a) Section 4.16(a) of the Disclosure Schedule lists as of the date hereof, and the Company has made available to Parent and Merger Sub true, correct and complete copies of each of the following material contracts (each, a "**Material Contract**") to which the Company is a party or which bind its properties or assets (excluding leases, subleases or other agreements for Leased Real Property, all of which contracts are disclosed in Section 4.16(a) of the Disclosure Schedule):

(1) Contracts containing provisions that limit the ability of the Company (or which, following the consummation of the Merger, would restrict the ability of Parent or its Subsidiaries, including the Surviving Corporation) to compete in any business or with any Person or in any geographic area, or to sell, supply or distribute any of the Company's services or products (including any non-compete, exclusivity, "most-favored-nation" or similar requirements) or pursuant to which any benefit or right is required to be given or lost, or any penalty or detriment is incurred, as a result of so competing or engaging;

(2) Contracts that provide for or govern the formation, creation, operation, management or control of any strategic partnership, joint venture, joint development, or similar arrangement or partnership;

(3) Contracts for the purchase or sale of materials, supplies, equipment, merchandise or services other than in the ordinary course of business or contemplated by this Agreement, and other agreements, or any series of related Contracts or agreements, involving annual payments in excess of $25,000;

(4) Contracts that relate to Indebtedness having an outstanding principal amount in excess of $25,000 or conditional sale arrangements, the sale, securitization or servicing of loans or loan portfolios, in each case, in connection with which the aggregate actual contingent obligations of the Company under such Contract are greater than $25,000; and

(5) Contracts and other agreements under which the Company agrees to indemnify any Person (other than the Company), other than standard indemnification provisions in contracts entered into in the ordinary course of business.

(b) (i) Each Material Contract is, in all material respects, valid and binding on the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally, and to general equitable principles, and unless expired or terminated in accordance with its terms; (ii) the Company and, to the Knowledge of the Company, each other party thereto, has performed and complied with all obligations required to be

performed or complied with by it under each Material Contract; and (iii) there is no default under any Material Contract by the Company or, to the Knowledge of the Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or, to the Knowledge of the Company, by any other party thereto.

Section 4.17. Anticorruption. The Company, including its directors, officers and agents, have not, to the Knowledge of the Company, directly or indirectly, taken any action that would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended (the "**FCPA**"), or any other anticorruption or anti-bribery Laws applicable to the Company (collectively with the FCPA, the "**Anticorruption Laws**"). The Company , including its directors, officers and agents, have not, to the Knowledge of the Company, directly or indirectly, corruptly given, loaned, paid, promised, offered or authorized payment of money or anything of value to any "foreign official" as defined in the FCPA or, in violation of applicable Law, to any other government official, to secure any improper advantage or to obtain or retain business for any Person or to achieve any other purpose prohibited by the Anticorruption Laws. The Company has reasonable internal controls and procedures intended to ensure compliance with the Anticorruption Laws.

Section 4.18. Insurance. The Company maintains policies of insurance that is in form and amount as customary for the Company's business and as may be additionally required under the terms of any Contract or agreement. Section 4.18 of the Disclosure Schedule sets forth (i) a complete and correct list of all insurance policies maintained by the Company as of the date of this Agreement, including coverage amounts, annualized premiums, coverage limitations, deductibles applicable to each such policy, and all claims made on such policies within the past three years; and (ii) a complete description of any self-insurance program or similar alternative insurance measures created or entered into by the Company. Each insurance policy is in full force and effect, all premiums due and payable thereon have been paid, and the Company is in material compliance with the terms of such policies and bonds. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed. To the Knowledge of the Company, there is no threatened termination of, or pending material premium increase with respect to, any such policies or bonds.

Section 4.19. Brokers; Certain Expenses. No agent, broker, investment banker, financial advisor or other firm or Person, is or shall be entitled to receive any brokerage, finder, or financial advisory transaction or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company.

Section 4.20. Transactions with Affiliates. Except as disclosed on Section 4.20 of the Disclosure Schedule: (a) no customers, suppliers, distributors or sales representatives of the Company are Affiliates of the Company or of any of its officers, directors or stockholders; (b) no properties or assets of the Company are owned or used by or leased to any Affiliates of the Company or of any of its officers, directors or stockholders; (c) no Affiliate of the Company or of any of its officers, directors or stockholders is a party to any Material Contract; and (d) no Affiliate of the Company or of

any of its officers, directors or stockholders provides any legal, accounting or other services to the Company.

Section 4.21. Stockholders Approval. Except for the Stockholders Approval, no vote of the holders of the capital stock of the Company is required by Law, the certificate of incorporation or bylaws of the Company.

Section 4.22. State Takeover Statutes. Neither Section 203 of the DGCL (8 Del. C. § 203) nor any other antitakeover or other similar statute or regulation applies to the Merger, this Agreement, or any of the other transactions contemplated by this Agreement. As of the date of this Agreement, the Company does not have in effect any "poison pill" or shareholder rights plan.

Section 4.23. No Other Representations and Warranties. Neither the Company nor any other Person has made, or shall be deemed to have made, and neither the Company nor any of its Representatives is liable for or bound in any manner by, any express or implied representations, warranties, guaranties, promises or statements pertaining to the Company, except as specifically set forth in this Agreement.

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.

Parent and Merger Sub represent and warrant to the Company and the Stakeholders' Representative as follows:

Section 5.1. Organization. Parent is a public limited company duly organized and operating under the Laws of Singapore, having its registered seat at 8 Amoy Street, #01-01 Singapore 049950. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate power to carry on its business as now conducted.

Section 5.2. Authority for this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to enter into this Agreement and to consummate the Merger and other transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby in accordance with the DGCL and Singapore Companies Act have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (subject, in respect of the Merger, to the adoption of this Agreement by Parent, as the sole stockholder of Merger Sub). This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable in accordance with its terms against each of Parent and Merger Sub, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and by general principles of equity.

Section 5.3. Consents and Approvals. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub

of the transactions contemplated hereby require no consent, approval, authorization or filing with or notice to any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business; (ii) any actions or filings the absence of which are not reasonably likely to prevent, materially delay or materially impair the ability of each of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement; and (iii) customary approvals as may be required under NYSE rules.

Section 5.4. Non-Contravention. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not (with or without notice or lapse of time or both) (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Sub; (ii) assuming compliance with the matters referred to in Section 5.3., contravene, conflict with or result in a violation or breach of any applicable Law or Order; or (iii) require any consent or approval under, violate, conflict with, result in any breach of any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which Parent, Merger Sub or any other Subsidiary of Parent is a party, or by which they or any of their respective properties or assets may be bound or affected, with such exceptions, in the case of each of clauses (ii) and (iii) of this section, would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

Section 5.5. Parent Ordinary Shares.

(a) As of the date of this Agreement, Parent's ordinary share capital consists solely of the Parent Ordinary Shares. The Parent Ordinary Shares have no par value, and all have identical rights in all respects and rank equally with one another. All Parent Ordinary Shares are issued in registered form. There are no limitations imposed by the Singapore Companies Act or by Parent's constitution on the rights of shareholders not resident in Singapore to hold Parent Ordinary Shares or vote in respect thereof.

(b) Parent's constitution provides that, subject to the Singapore Companies Act, Parent may issue shares with such preferred, deferred or other special rights or such restrictions, whether regarding dividends, voting, return of capital or otherwise, as Parent's board of directors may determine. As of the date of this Agreement, Parent has not issued and has no intention of issuing shares other than Parent Ordinary Shares.

(c) As of the date of this Agreement, Parent's issued share capital consists of the number of Parent Ordinary Shares set forth on **Schedule 5.5**, excluding (i) management and employee share options issued and reserved, and (ii) any conversion of any outstanding convertible debt or warrants after the date of this Agreement. All such issued Parent Ordinary Shares are fully paid up, and existing shareholders are not subject to any calls on such shares.

(d) The allotment and issuance of the Parent Ordinary Shares as Merger Consideration by Parent pursuant to this Agreement are approved by and require no

further approval by Parent's shareholders. The currently applicable general share issuance approval granted by the shareholders of Parent will not lapse and may not be revoked or varied by the shareholders.

Section 5.6. Inspections; Non-Reliance. Parent is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of businesses such as its acquisition of the Company as contemplated by this Agreement. The Company has given Parent reasonable access to the employees, documents and facilities of the Company, and Parent has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. PARENT ACKNOWLEDGES THAT (A) NONE OF THE COMPANY NOR ANY PERSON ON BEHALF OF THE COMPANY IS MAKING ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY MADE BY THE COMPANY IN ARTICLE IV., AND (B) PARENT HAS NOT BEEN INDUCED BY, OR RELIED UPON, ANY REPRESENTATIONS, WARRANTIES, OR STATEMENTS (WRITTEN OR ORAL), WHETHER EXPRESS OR IMPLIED, MADE BY ANY PERSON THAT ARE NOT EXPRESSLY SET FORTH IN ARTICLE IV. PARENT AGREES TO COMPLETE THE MERGER ON THE CLOSING DATE BASED UPON ITS OWN INSPECTION, EXAMINATION AND DETERMINATION WITH RESPECT THERETO AS TO ALL MATTERS AND WITHOUT RELIANCE UPON ANY EXPRESSED OR IMPLIED REPRESENTATIONS OR WARRANTIES OF ANY NATURE MADE BY THE COMPANY OR ANY OF ITS STOCKHOLDERS, PARTNERS, MEMBERS, ADVISORS, OR OTHER REPRESENTATIVES, EXCEPT AS SPECIFICALLY AND EXPRESSLY SET FORTH IN ARTICLE IV. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PARENT SPECIFICALLY ACKNOWLEDGES THAT NO REPRESENTATIONS OR WARRANTIES ARE MADE WITH RESPECT TO ANY PROJECTIONS, FORECASTS, ESTIMATES, BUDGETS OR PROSPECTIVE INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO PARENT, ITS AFFILIATES OR ANY OF THEIR STOCKHOLDERS, PARTNERS, MEMBERS, ADVISORS, OR OTHER REPRESENTATIVES, EXCEPT THOSE, IF ANY, EXPRESSLY MADE BY THE COMPANY IN ARTICLE IV.

Section 5.7. Brokers; Certain Expenses. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Parent or Merger Sub.

Section 5.8. Litigation. As of the date hereof, there is no Action to which Parent or Merger Sub is a party seeking to prohibit or delay the transaction contemplated by the Agreement including the Merger, that is pending or, to the knowledge of Parent, threatened against Parent. Neither Parent nor Merger Sub is subject to any outstanding Order that would reasonably be expected to have a material adverse effect on the ability of either such Party to perform its obligations under this Agreement or any other Transaction Document.

Section 5.9. Taxes.

(a) All income and all other material Tax Returns required to be filed by or with respect to Parent and its Affiliates have been duly and timely filed (taking into account any extension of time to file), and each such Tax Return is true, correct and complete in all material respects.

(b) All income and all other material Taxes owed by Parent and its Affiliates for which Parent and its Affiliates may otherwise be liable (whether or not shown on any Tax Return) have been paid in full.

(c) There is no claim against Parent or its Affiliates for any material Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing by any Governmental Authority with respect to any Taxes or Tax Returns of or with respect to Parent or its Affiliates.

(d) No audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of Taxes or Tax matters is pending, being conducted or has been threatened in writing with respect to Parent or its Affiliates.

(e) Parent and its Affiliates have not received written notice of any claim from a Governmental Authority in a jurisdiction in which such a Person does not file Tax Returns stating that such a Person is or may be subject to Tax in such jurisdiction.

(f) There are no Liens or encumbrances for material Taxes upon any of the assets of Parent or its Affiliates except for Permitted Liens.

(h) Parent is not currently a "passive foreign investment company" as defined in Section 1297(a) of the Code.

(i) Parent, or one or more of Parent's Subsidiaries, is and has been engaged in an active trade or business outside the United States, within the meaning of Treasury Regulation Section 1.367(a)-2(d)(2), (3), and (4), for a continuous period of at least thirty-six (36) months. Parent has owned (directly or indirectly) all of the equity of such Subsidiaries at all times during the thirty-six (36)-month period preceding the Effective Time. Neither Parent nor any Subsidiary thereof has an intention to substantially dispose of or discontinue such trade or business or such a Subsidiary conducting such trade or business.

(j) Parent has not been, is not, and immediately prior to the Closing Date will not be, treated as an "investment company" within the meaning of Section 368(a)(2)(F) of the Code.

ARTICLE VI. COVENANTS.

Section 6.1. Conduct of Business of the Company Pending the Merger.

(a) The Company covenants and agrees that, during the period from the date of this Agreement until the Effective Time (except (i) with the prior written consent of Parent, (ii) as contemplated or required by this Agreement, the Affiliation Agreement or any other Transaction Document, (iii) as set forth in Schedule 6.1, or (iv) as required by any applicable Law or Order), the Company shall conduct its business in the ordinary course consistent with past practice and, to the extent consistent therewith, use its commercially

reasonable best efforts to preserve its business organization intact and maintain existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, licensors, licensees, Governmental Authorities, agents, and consultants and, without limiting the generality of the foregoing, from the date of this Agreement until the Effective Time, the Company will not:

(1) amend or propose any change to its certificate of incorporation or bylaws;

(2) merge or consolidate with any other Person or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on any of its assets or operations;

(3) issue, sell, dispose of, grant, or transfer, or authorize the issuance, sale, disposition, grant, or transfer of, any shares of its capital stock or any options, warrants or other rights to acquire by purchase, conversion, exercise, exchange or otherwise any shares of its capital stock;

(4) create or incur any Liens on any shares of its capital stock or on any of its assets having a value more than $25,000 in the aggregate;

(5) make any loans, advances, guarantees or capital contributions to or investments in any Person more than $25,000 in the aggregate;

(6) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or enter into any Contract with respect to the voting of its capital stock;

(7) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(8) incur, or enter into, amend, modify or terminate any Contract with respect to, any Indebtedness for borrowed money or guarantee, or enter into, amend, modify or terminate any guarantee of, such Indebtedness of another Person, or issue, sell, enter into, amend, modify or terminate any debt securities or warrants or other rights to acquire any debt security issued by it, except for: (A) Indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices; (B) Indebtedness for borrowed money incurred in replacement of existing Indebtedness for borrowed money on terms substantially consistent with or more beneficial than the Indebtedness being replaced; or (C) guarantees incurred in compliance with this Section 6.1;

(9) settle any Action before a Governmental Authority (A) for an amount in excess of $25,000 or any obligation or liability in excess of such amount, (B) on a basis that would result in (I) the imposition of any writ, judgment, decree, settlement, award, injunction or similar order of any Governmental Authority that would restrict the future activity or conduct of the Company or (II) a finding or admission of a violation of Law or violation of the rights of any Person by the Company, or (C) that is brought by any current, former or purported holders of any

capital stock or debt securities of the Company relating to the transactions contemplated by this Agreement;

(10) other than in the ordinary course of business consistent with past practice, (A) amend, modify or terminate any Material Contract or Intellectual Property contract, (B) take or omit to take any action that would cause any Intellectual Property, including registrations thereof or applications for registration, to lapse, be abandoned or canceled, or fall into the public domain, or (C) cancel, modify or waive any debts or claims held by it or waive any rights having in each case a value in excess of $25,000 or in the aggregate a value in excess of $100,000;

(11) make any material tax election or material change in any tax election, change or consent to change the Company's' method of accounting for tax purposes, file any material amended Tax Return or enter into any settlement or compromise of any material tax liability of the Company;

(12) except as required by applicable Law, (A) grant or provide any severance or termination payments or benefits to any of its directors, officers or employees, (B) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any of its directors, officers or employees, (C) establish, adopt, amend or terminate any employee benefit plan or amend the terms of any outstanding equity-based awards, (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any employee benefit plan, (E) change any actuarial or other assumptions used to calculate funding obligations with respect to any employee benefit plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or (F) forgive any loans to any of its directors, officers or employees;

(13) take any action that is reasonably likely to result in any of the conditions to the closing Merger set forth in Article VIII not being satisfied; or

(14) agree, authorize or commit to do any of the foregoing.

(b) Prior to making any written material broad-based communications to the directors, officers, employees or other personnel of the Company pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

Section 6.2. Access to Information.

(a) From and after the date of this Agreement, the Company shall (i) give to Parent and Parent's Representatives access to the offices, properties, books, records, documents, directors, officers and employees of the Company upon reasonable advance notice and during normal business hours, (ii) furnish to Parent and its Representatives such financial, tax and operating data and other information as Parent and its

Representatives may reasonably request upon receipt of any required consent from the Company's accountants), and (iii) instruct the Company's Representatives to cooperate with Parent and Parent's Representatives in Parent's investigation; *provided, however*, that the Company may restrict the foregoing access to the extent that (i) any Law requires the Company to restrict or prohibit access to any such properties or information or (ii) the disclosure of such information to Parent or its Representatives would violate confidentiality obligations owed to a third party and such confidentiality obligations were in effect prior to the execution and delivery of this Agreement, (iii) the disclosure of such information could result in the Company losing the benefit of attorney-client privilege with respect to such information, or (iv) the Company determines that such access would jeopardize the health and safety of any officers, directors, employees or other service providers to the Company .

(b) Any investigation pursuant to this Section 6.2. shall be conducted at Parent's expense, under reasonable supervision of Company personnel, and in such manner as not to interfere unreasonably with the conduct of the business of the Company. Parent hereby agrees that it shall treat any such information in accordance with the Confidentiality Agreement. The Confidentiality Agreement shall survive any termination of this Agreement.

Section 6.3. Exclusivity. From immediately after the execution and delivery of this Agreement and through the Closing (or the earlier termination of this Agreement pursuant to Article X.), but only to the extent not inconsistent with the fiduciary duties of the Company Board, the Company will not and will not authorize or permit any of its or their Representatives to, directly or indirectly, take any action to solicit, encourage, support, facilitate, initiate or engage in discussions or negotiations with, or provide any information to, or otherwise cooperate in any way with, or accept any proposal or offer from, any Person (other than Parent, Merger Sub and their respective Representatives acting in such capacity) concerning any merger or recapitalization involving the Company, any sale of the Company Common Stock or other equity interests of the Company, any sale of all or a material portion of the assets or equity interests of the Company or any similar transaction involving the Company (other than inventory and equipment sold in the ordinary course of business) (an "**Acquisition Transaction**"). Upon execution of this Agreement the Company will, and will cause its Representatives to, immediately cease and cause to be terminated all negotiations or discussions with any third party regarding any proposal concerning any Acquisition Transaction, including any access to any online or other data sites.

Section 6.4. Efforts to Closing. Subject to the terms and conditions of this Agreement, each of the Company and Parent shall use their commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Law to consummate the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental

Authorities, (ii) the delivery of required notices to, and the obtaining of required consents or waivers from, third parties (including but not limited to the Required Consents) and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and other transactions contemplated hereby and to fully carry out the purposes of this Agreement.

Section 6.5. Unrelated Company Assets. The Company shall fully transfer, AS-IS, WHERE-IS, without liability to the Company or Surviving Corporation, all Unrelated Company Assets described on **Schedule 6.5** to one or more third Persons prior to the Closing to the commercially reasonable satisfaction of Parent.

Section 6.6. Company Recapitalization. On the Closing Date and through and including the Effective Time, the Company shall have no outstanding Indebtedness or SAFEs other than the Company Notes, Company SAFEs, or securities issued in compliance with Section 6.1, and as of the Closing the following shall be unconditionally and irrevocably agreed and committed to occur by all interested parties with effect immediately prior to the Effective Time pursuant to the Consent Agreements:

(a) **Company Founders Shares**. Salim Ismail and Kent Langley shall be the sole owners and holders, beneficially and of record, of the Company Founders Shares which represent the percentage ownership of shares of the Company Common Stock, on a fully diluted basis, substantially as set forth on **Schedule 6.6**.

(b) **Company Incentive Rights**. If and to the extent applicable, the holders of Company Incentive Rights, taken as a single class, shall be the sole owners and holders, beneficially and of record, of Company Incentive Rights which represent the right to a percentage ownership of shares of the Company Common Stock, on a fully diluted basis, substantially as set forth on **Schedule 6.6**.

(c) **Company Notes**. The holders of Company Notes, taken as a single class, shall be the sole owners and holders, beneficially and of record, of Company Notes which represent the right to a percentage ownership of shares of the Company Common Stock, on a fully diluted basis, substantially as set forth on **Schedule 6.6** (based on invested amounts only, or as otherwise reduced based on Consent Agreements).

(d) **Company SAFEs**. The holders of Company SAFEs, taken as a single class, shall be the sole owners and holders, beneficially and of record, of Company SAFEs which represent the right to a percentage ownership of shares of the Company Common Stock, on a fully diluted basis, substantially as set forth on **Schedule 6.6**. (based on invested amounts only, or as otherwise reduced based on Consent Agreements).

Section 6.7. Indemnification, Exculpation, and Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and Parent shall

cause the Surviving Corporation and its successors and assigns to comply with and honor the foregoing obligations without modification thereof.

(b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, or if Parent dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.7.

(c) Parent shall obtain, or cause the Surviving Corporation to obtain, as of the Effective Time a "tail" insurance policy with a claims period of six (6) years from the Effective Time with respect to directors' and officers' liability insurance covering each of the Company's directors and officers for acts or omissions occurring from the date of this Agreement and ending as of the Effective Time on commercially reasonable terms, which insurance shall, prior to the Closing, be in effect and prepaid for such six-year period.

(d) The obligations of Parent and the Surviving Corporation under this Section 6.7. shall survive the Effective Time and the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect the rights of any indemnified party to whom this Section 6.7. applies without the consent of such indemnified parties.

Section 6.8. Company Personnel.

(a) Parent's purchase of the Company pursuant to this Agreement is based on an expectation that the Surviving Corporation will (i) continue to build the Company's product range and revenues and (ii) be strategically managed or directed by the holders of the Company Founders' Shares for a period of at least three years.

(b) As of the Effective Time, until determined to the contrary by the board of directors of the Surviving Corporation, the Surviving Corporation shall continue to perform its obligations and exercise its rights under the Staffing Services Agreement in accordance with its terms and Parent shall not directly or indirectly cause the Surviving Corporation to alter or change the use of personnel available to the Surviving Corporation thereunder in any way that would reasonably be expected to have a material adverse effect on the Surviving Corporation's business or prospects.

Section 6.9. Information Statement; Required Consents; Consent Agreements.

(a) The Company shall, as promptly as reasonably practicable following the date of this Agreement, in accordance with customary timing and in consultation with Parent, deliver to each Stakeholder an information statement regarding the transactions contemplated by this Agreement and the other Transaction Documents, which shall be in a form and content reasonably acceptable to Parent (as it may be amended or supplemented from time to time, the "**Information Statement**"). The Information Statement shall comply with all applicable Laws, including but not limited to Section 228, Section 251(c), and Section 262 of the DGCL and the Company's certificate of incorporation and bylaws. The Information Statement shall constitute an information

statement for the Company's solicitation of the approval or consent of the holders of shares of Company's Common Stock with respect to the adoption of this Agreement and the approval of the Merger and a notice of all legally necessary disclosure of the availability or nonavailability of appraisal rights under Section 262 of the DGCL (8 Del. C. § 262).

(b) The Information Statement shall include (without limitation):

(i) statements to the effect that the Company Board has unanimously adopted resolutions (A) declaring that this Agreement, the Merger, and the other transactions contemplated hereby are advisable and in the best interests of the Company and the holders of shares of Company Common Stock, (B) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (C) declaring that the Merger Consideration to be paid to the holders of shares of Company Common Stock is fair to such holders, (D) recommending to all holders of shares of Company Common Stock entitled to vote that they should consent to and approve the adoption of this Agreement and resulting Merger and other transactions contemplated hereby, (E) recommending to all Stakeholders that they should consent to the transactions contemplated by this Agreement and the other Transaction Documents, as their interests may appear, including execution and delivery of a consent agreement in a form reasonably acceptable to Parent (to be provided with the information Statement) that contains (x) an acknowledgment that the adoption and approvals set forth therein are irrevocable and result in the waiver of any right of any right to demand appraisal in connection with the Merger pursuant to the DGCL, (y) customary investor representations and warranties for a private placement in reliance of Securities Act Section 4(2)(a) and (z) a general release in favor of the Company and its successors (collectively, the **"Consent Agreements"**);

(ii) statements to the effect that the adoption of this Agreement by shall constitute, among other things, approval by the holders of shares of Company Common Stock and the Stakeholders of the withholding of the Indemnity Shares for the purposes set forth in this Agreement; and

(iii) such other information as Parent and the Company reasonably agree is required or advisable under applicable Laws to be included therein. The Company shall, with the cooperation of Parent (to the extent reasonably required), prepare any other necessary documentation required or advisable to be provided to holders of shares of Company Common Stock pursuant to the DGCL.

(c) Parent shall cooperate and provide all reasonable assistance necessary and appropriate to cause the Information Statement to make or cause to be made all legally necessary disclosures to Persons who would receive Parent Ordinary Shares as a result of the Merger or other transactions contemplated by this Agreement and the other Transaction Documents with respect to matters governed by all applicable Laws, including but not limited to the Securities Act, the Exchange Act, laws of applicable commonwealths, state or territories of the United States, the DGCL, the Singapore Companies Act, all other applicable Laws of Singapore and Parent's constitution and other organizational documents applicable to holders of Parent Ordinary Shares. Parent

shall also provide its assessment of its status as a passive foreign investment company" as defined in the Code and Treasury Regulations, the risk that Parent may become in the future a "passive foreign investment company" and assist the Company in preparing disclosures to the Stakeholders sufficient to inform them of the risks to U.S. security holders of the Parent holding a "passive foreign investment company" as defined in the Code and Treasury Regulations.

(d) None of the information supplied or to be supplied by Parent or the Company for inclusion in the Information Statement or any amendment or supplement thereto will contain, as of the date of the delivery of such document, any untrue statement of a material fact, or will omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 6.10. Press Releases. Parent and the Company shall consult with each other before issuing any press release or making any other public statement with respect to this Agreement, the Merger or the other transactions contemplated hereby and shall not issue any such press release or make any such other public statement without the consent of the other Party, which shall not be unreasonably withheld, except as such release or statement may be required by applicable Law or any listing agreement with or rule of any national securities exchange, in which case the Party required to make the release or statement shall consult with the other Party about, and allow the other Party reasonable time (to the extent permitted by the circumstances) to comment on, such release or statement in advance of such issuance, and the Party will consider such comments in good faith. Nothing set forth herein shall in any way limit or prohibit Parent from making any and all disclosures it deems appropriate to comply with its obligations under federal securities laws and regulations and NYSE Rules.

Section 6.11. Updates to Disclosure Schedule. The Company shall from time to time supplement or amend the Disclosure Schedule (each such supplement or amendment, a "**Disclosure Schedule Update**") with respect to any matter arising after the date hereof and prior to the Closing that would otherwise constitute a breach of any representation, warranty, covenant or agreement contained herein if the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such matter. Each such Disclosure Schedule Update shall be deemed to be incorporated into and to supplement and amend the Disclosure Schedule as of the Closing Date.

Section 6.12. Stakeholders' Representative.

(a) By executing the Letter of Transmittal, each Stakeholder shall irrevocably authorize and appoint the Stakeholders' Representative as such Person's attorney-in-fact and agent, with full power of substitution, to execute and deliver this Agreement and the other Transaction Documents and to take any and all actions and make any decisions required or permitted to be taken by the Stakeholders pursuant to this Agreement, including, but not limited to, the exercise of the power to:

(1) give and receive notices and communications;

(2) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Parent;

(3) litigate, arbitrate, resolve, settle or compromise any claim for indemnification under this Agreement;

(4) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and each other Transaction Document;

(5) make all elections or decisions contemplated by this Agreement and each other Transaction Document;

(6) engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist the Stakeholders' Representative in complying with its duties and obligations; and

(7) take all actions necessary or appropriate in the good faith judgment of Stakeholders' Representative for the accomplishment of the foregoing.

The Stakeholders' Representative (i) accepts his appointment and authorization to act as attorney-in-fact and agent on behalf of each Stakeholder in accordance with the terms of this Agreement, the Letter of Transmittal, and the other Transaction Documents and (ii) agrees to perform his obligations hereunder and under the Transaction Documents, and otherwise comply with, this Agreement and the Transaction Documents.

(b) Parent shall be entitled to deal exclusively with the Stakeholders' Representative on all matters relating to this Agreement and the other Transaction Documents and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stakeholder by the Stakeholders' Representative, and on any other action taken or purported to be taken on behalf of any Stakeholder by the Stakeholders' Representative, as being fully binding upon such Person. Notices or communications to or from Stakeholders' Representative shall constitute notice to or from each of the Stakeholders. Any decision or action by the Stakeholders' Representative hereunder, including any agreement between the Stakeholders' Representative and Parent relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Stakeholders and shall be final, binding and conclusive upon each such Person. No Stakeholder shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section 6.12, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any Person, or by operation of Law.

(c) Each Stakeholder fully and completely, without restrictions, agrees (i) to be bound by all notices received and agreements and determinations made by and documents executed and delivered by Stakeholders' Representative under this Agreement and the Transaction Documents and (ii) take all necessary and desirable actions approved by the Stakeholders' Representative in connection with, and not to take any action prejudicial or inconsistent with, the transactions contemplated by the Transaction Documents. All actions, decisions, consents and instructions of the Stakeholders' Representative in accordance with the power and authority granted to him under the terms of this Agreement shall be conclusive and binding upon all Stakeholders and shall be deemed authorized, approved, ratified and confirmed by Stakeholders,

having the same force and effect as if performed pursuant to the direct authorization of such Stakeholders, and no Stakeholder shall have any cause of action against the Stakeholders' Representative for any action taken, decision made or instruction given by the Stakeholders' Representative. Parent is hereby relieved from any liability to any Person (including any Stakeholder) for any acts done by Parent in accordance with such actions, decisions, consents or instructions of the Stakeholders' Representative.

(d) The Stakeholders' Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of the holders of a majority of the issued and outstanding shares of Company Common Stock at any time up to immediately before the Effective Time (the "**Majority Holders**"); *provided, however*, in no event shall the Stakeholders' Representative resign or be removed without the Majority Holders having first appointed a new Stakeholders' Representative who shall assume such duties immediately upon the resignation or removal of the incumbent Stakeholders' Representative. In the event of the death, incapacity, resignation or removal of the Stakeholders' Representative, a new Stakeholders' Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Stakeholders' Representative shall be sent to Parent, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Parent; *provided*, that until such notice is received, Parent shall be entitled to rely on the decisions and actions of the prior Stakeholders' Representative as described in Section 6.12.(a).

(e) The Stakeholders' Representative shall not be liable to Stakeholders for actions taken pursuant to this Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Stakeholders' Representative shall be conclusive evidence of good faith). The Stakeholders shall severally and not jointly (in accordance with their pro rata ownership interest immediately prior to closing), indemnify and hold harmless the Stakeholders' Representative from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys' fees and disbursements, arising out of and in connection with its activities as the Stakeholders' Representative under this Agreement (the "**Representative Losses**"), in each case as such Representative Loss is suffered or incurred; *provided*, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of the Stakeholders' Representative, the Stakeholders' Representative shall reimburse the Stakeholders the amount of such indemnified Representative Loss attributable to such gross negligence, fraud, intentional misconduct or bad faith.

(f) The provisions of this Section 6.12. shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees, and successors of each Stakeholder, and any references in this Agreement to a Stakeholder shall mean and include the successors to such Stakeholder's rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

(g) Parent shall, or shall cause the Merger Sub or Surviving Corporation to, make available to the Stakeholders' Representative funds in the amount necessary for the payment in full of all expenses of the Company and the Stakeholders' Representative to be borne by Parent as set forth in this Agreement or any other Transaction Document up to USD $50,000 (the "**Expense Fund**").

Section 6.13. Notification of Certain Matters. Except as prohibited by Law, each Party shall promptly notify the other Parties in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any material breach of a representation or warranty or covenant of such Party in this Agreement or which could have the effect of making any representation or warranty of such Party in this Agreement untrue or incorrect in any material respect. No such notice shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by any the Stakeholders' Representative or the Company in this Agreement, or (ii) determining whether any of the conditions set forth in Article VIII has been satisfied.

Section 6.14. Affiliation Agreement. The Parties shall exercise commercially reasonable best efforts to enter into the Affiliation Agreement contemplated by **Exhibit C** as soon as reasonably practicable after the date hereof.

Section 6.15. Intercompany Loans. Parent shall fund an aggregate of working capital to the Surviving Corporation as follows: (i) USD $500,000 immediately after the Effective Time (or sooner, if requested by the Company and so determined by Parent; and (ii) an additional USD $500,000 within 12 months of Closing, each in the form of a usual and customary intercompany note with a 3-year maturity, the lowest interest rate acceptable to Parent's accountants and tax advisors, payable quarterly in arrears, equal installments.

Section 6.16. Removal of Restrictive Legends. At any time on and after the applicable holding period required by this Agreement or applicable securities laws, Parent shall, if requested by a holder of Merger Consideration (each, a "**Merger Consideration Holder**") or the Stakeholders' Representative, use its commercially reasonable best efforts to cause the removal of those restrictive legends related to compliance with the federal securities laws (the "**Restrictive Legend**") set forth in any Certificated Shares or Book-Entry Shares evidencing the Merger Consideration held by such Merger Consideration Holder, including by causing Parent's legal counsel to deliver within five (5) business days after the date of request, (i) an opinion, if necessary, to the Exchange Agent, and/or to Parent's transfer agent, as applicable, to the effect that removal of such Restrictive Legend in such circumstances may be effected in compliance under the Securities Act and Rule 144 ("**Rule 144 Opinion**"), and (ii) instruction to the Exchange Agent and/or to Parent's transfer agent to remove such Restrictive Legend effective immediately (which may be included in the Rule 144 Opinion). Parent's obligation to cause the removal of the Restrictive Legends under this Section 6.16 may be conditioned upon the Merger Consideration Holder (1) providing to Company's or Parent's counsel a representation letter substantially in the form attached hereto as **Exhibit D** (a "**Representation Letter**") duly completed and executed by such Merger Consideration Holder and (2) having provided to Parent's transfer agent instructions to so remove such Restrictive Legend from the applicable Certificated Shares or Book-Entry Shares. Parent

shall be responsible for the fees of its legal counsel and of the Exchange Agent or other transfer agent associated with such removal of Restrictive Legends. No Restrictive Legend removal may be requested by any Stakeholder who is an "insider" of Parent except during Parent's open trading periods for its insiders or at any time when such Stakeholder is in possession of material nonpublic information pertaining to Parent.

Section 6.16. Parent Board. As part of the Surviving Corporation's representation within the Parent's enterprise, the Parent covenants and agrees that the Surviving Corporation will have two board seats on the Parent's Board of Directors, including one executive director and one non-executive director.

ARTICLE VII. TAX MATTERS.

Section 7.1. Tax Matters.

(a) From the period beginning on the date of this Agreement and ending on the Closing Date, except for any acts taken, or failures to take action, or such other events or circumstances to which Parent has consented or that are permitted, prohibited, or required by this Agreement, and except as would not result in a Material Adverse Effect, the Company shall not, without Parent's written consent, not to be unreasonably withheld or delayed:

(1) Amend any Tax Return;

(2) Agree to any audit assessment by any Tax Authority;

(3) Make, change or revoke any election in respect of Taxes;

(4) File any extension of time within which to file Tax Returns or agree to an extension of time for the assessment or collection of Taxes of the Company;

(5) Adopt or change any accounting method in respect of Taxes;

(6) Enter into any closing agreement in respect of Taxes;

(7) Surrender any claim for a refund of Taxes;

(8) Settle any claim or assessment in respect of Taxes; or

(9) File any material Tax Return in a manner inconsistent with past practice, except as required by applicable Law.

(b) Parent acknowledges that any Stakeholder who owns five percent (5%) or more of the common shares of Parent immediately after the Closing, as determined under Section 367 of the Code and the Treasury Regulations promulgated thereunder, may enter into (and cause to be filed with the IRS) a gain recognition agreement in accordance with Treasury Regulations Section 1.367(a)-8. Upon the written request of any Stakeholder made following the Closing Date, Parent shall (i) use reasonable best efforts to furnish to such Stakeholder (to the extent such written request includes the contact information of such Stakeholder) such information as such Stakeholder reasonably requests in connection with such Stakeholder's preparation of a gain recognition agreement, and (ii) use reasonable best efforts to provide such Stakeholder with the information reasonably requested by such Stakeholder for purposes of determining whether there has been a gain "triggering event" under the terms of such Stakeholder's

gain recognition agreement. Parent shall not take or permit any action (or inaction) to occur, and shall cause its Affiliates not to take or permit any action (or inaction) to occur, at any time before January 1, 2030, in any case that could result in the occurrence of any triggering event within the meaning of Treasury Regulation Section 1.367(a) -8 and/or in the recognition of any gain pursuant to Treasury Regulation Section 1.367(a) -8, in any such case in respect of the transactions contemplated by this Agreement (a "**Triggering Event**"). The provisions of the preceding sentence shall apply to any successor to or transferee of any assets of Parent, the Company or other corporation if such application could result in a Triggering Event. If there is any change in relevant Treasury Regulations after the date of this Agreement, this Section shall be interpreted and applied subject to the later regulations.

(c) Parent agrees to give written notice to the Stakeholders' Representative of the receipt of any written notice by the Company, Parent or any of Parent's Affiliates which involves the assertion of any claim, or the commencement of any action, in respect of which an indemnity may be sought by Parent pursuant to this Agreement (a "**Tax Claim**"); provided, that failure to comply with this provision shall not affect Parent's right to indemnification hereunder. Parent shall control the contest or resolution of any Tax Claim; provided, however, that Parent shall obtain the prior written consent of the Stakeholders' Representative (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a Tax Claim or ceasing to defend such Tax Claim; and, provided further, that the Stakeholders' Representative shall be entitled to participate in the defense of such Tax Claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Stakeholders' Representative. Parent shall provide the Stakeholders' Representative with a timely and reasonably detailed account of each phase of such Tax Claim.

(d) Except as otherwise required by applicable Law, Parent shall not without the prior written consent of the Stakeholders' Representative (which consent shall not be unreasonably withheld, conditioned or delayed) (i) file, or allow to be filed, any amended Tax Return of the Company for a period including any period on or before the Closing Date, (ii) apply to any taxing authority for any binding or non-binding opinion, ruling, or other determination with respect to the Company in relation to any act, matter, or transaction that occurred on or before the Effective Time, (iii) waive any carry back for federal, state, local or foreign Tax purposes to any taxable period, or portion thereof, of the Company ending on or before the Closing Date any operating losses, net operating losses, capital losses, Tax credits or similar items attributable to a period including any period on or before the Closing Date, (iv) make or change any Tax election with respect to the Company for a period including any period on or before the Closing Date that could adversely affect the Stakeholders, or (v) take any action or enter into any transaction that would result in any increased Tax liability of the Company with respect to any a period including any period on or before the Closing Date.

Section 7.2. Tax-Free Reorganization.

(a) Each of Parent, Merger Sub, and the Company shall not, and shall not permit any of its subsidiaries to, take or cause to be taken, or omit take or cause to be omitted, any action, whether before or after the Effective Time, which would reasonably be expected to prevent the transactions contemplated by this Agreement from receiving for

Tax purposes the Intended Tax Treatment. The Parties to this Agreement adopt this Agreement as a "plan of reorganization" within the meaning of Sections 354 and 361 of the Code and Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(b) The Parties shall prepare and file all Tax Returns consistent with the provisions of this Section 7.2 and shall not take any position inconsistent with this Section 7.2 or the Intended Tax Treatment on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, unless otherwise required by applicable Law as determined in a final determination as defined in Code Section 1313. The Parties shall cooperate with each other and their respective counsel to document the Tax treatment of transactions contemplated by this Agreement consistently with the Intended Tax Treatment, and each Party shall use reasonable best efforts to notify the other Party in writing if, before the Closing Date, such Party knows or has reason to believe that the transactions contemplated by this Agreement may not qualify for the Intended Tax Treatment.

ARTICLE VIII. CONDITIONS TO CONSUMMATION OF THE MERGER.

Section 8.1. Conditions to Each Party. The respective obligations of each Party to consummate the Merger is subject to the satisfaction (or, if legally permissible, waiver) at or prior to the Closing Date of the following conditions:

(a) The Required Consents shall have been obtained in the form of duly executed and delivered Consent Agreements, copies of which shall have been delivered to Parent by Electronic Transmission, certified as correct and complete by an executive officer of the Company.

(b) No temporary restraining order, preliminary or permanent injunction, or other order issued by any court or agency of competent jurisdiction or other legal restraint or prohibition having the effect of preventing the consummation of the Merger shall be in effect or threatened, and no law shall have been enacted or promulgated by any Governmental Authority that prohibits or makes illegal consummation of the Merger.

(c) There shall be no pending or threatened action by or before any Governmental Entity or arbitrator seeking to restrain, prohibit or invalidate any of the transactions contemplated by this Agreement, and there shall not be in effect any order, writ, judgment, injunction or decree issued by any Governmental Entity that has that effect.

Section 8.2. Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger is also subject to the satisfaction (or waiver by Parent or Merger Sub if permitted under applicable Law) at or prior to the Closing Date of the following conditions:

(a) The representations and warranties of the Company contained in this Agreement shall be accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date (except for representations and warranties that speak as of a particular date, which shall be accurate in all material respects as of such date).

(b) The Company shall have performed or complied in all material respects with all of the obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) The Company shall have obtained or made each consent, authorization, approval, exemption, filing, registration or qualification, required to be obtained or made by it in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

Section 8.3. Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the satisfaction (or waiver by the Company if permitted under applicable Law) at or prior to the Closing Date of the following conditions:

(a) The representations and warranties of Parent and Merger Sub contained in this Agreement shall be accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date (except for representations and warranties that speak as of a particular date, which shall be accurate in all material respects as of such date).

(b) Parent and Merger Sub shall have performed or complied with in all material respects with all obligations required to be performed or complied with by them under this Agreement at or prior to the Closing Date.

(c) Parent and Merger Sub shall have obtained or made each consent, authorization, approval, exemption, filing, registration or qualification required to be obtained or made by it in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

ARTICLE IX. INDEMNIFICATION.

Section 9.1. Survival of Representations, Warranties, Covenants and Undertakings.

(a) The representations and warranties of the Company on the one hand and Parent and Merger Sub on the other contained in this Agreement shall survive the Closing for the applicable periods set forth in this Section 9.1. All claims and causes of action for indemnification under this Article IX. arising out of the inaccuracy of breach of any representation or warranty of the Company, Parent or Merger Sub must be made prior to the termination of the applicable survival period (if any). If notice of any claim or cause of action, indemnification shall have been given in accordance with this Article IX. within the applicable survival period (if any), the representations, warranties, covenants and undertakings that are the subject of such claim or cause of action shall survive until such time as such claim or cause of action is finally resolved.

(b) The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement and all claims and causes of action for indemnification under this Article IX. with respect thereto shall terminate on the first anniversary of the Closing Date, *provided, however*, that (i) the representations and warranties of the Company contained in Section 4.1. (Organization and Corporate Power), Section 4.2. (Capitalization), Section 4.4. (Corporate Authorization), and Section 4.19. (Brokers; Certain Expenses) and (ii) the representations and warranties of Parent and Merger Sub contained in Section 5.1. (Organization), Section 5.2. (Authority), Section 5.5. (Parent Ordinary Shares) and Section 5.7. (Brokers; Certain Expenses) (collectively, the "**Fundamental Representations**") shall survive until the expiration of the applicable

statute of limitations, and (iii) claims for fraud shall survive for three years from the later of the date of this Agreement and the date the fraud could have been reasonably discovered.

(c) All covenants and undertakings required to be performed after the Closing shall survive until fully performed or fulfilled. The rights of any indemnified party under any other indemnification obligations pursuant to this Article IX. shall have no expiration date.

Section 9.2. Indemnification by Stakeholders. Subject to all the applicable provisions of this Article IX., the Stakeholders shall severally, in accordance with each Stakeholder's pro rata portion of the Indemnity Shares, and not jointly, indemnify and hold harmless Parent and its directors, officers, employees and agents from and against all Losses, suffered or incurred by them arising out of or resulting from: (a) the breach of any representation or warranty made by the Company under Article IV.; (b) the breach of any covenant or agreement by the Company contained in this Agreement; or (c) any "**Excluded Liability**" set forth on **Schedule 9.2(c)**.

Section 9.3. Indemnification by Parent. Subject to all the applicable provisions of this Article IX., Parent shall indemnify and hold harmless the Company and its directors, officers, employees and agents, for periods prior to the Closing, and the Stakeholders and the Stakeholders' Representative, for periods after the Closing, and each of their directors, officers, employees and agents, from and against all Losses suffered or incurred by them arising out of or resulting from: (a) the breach of any representation or warranty made by Parent or Merger Sub under Article V.; or (b) any breach of any covenant, agreement or obligation of Parent or Merger Sub contained in this Agreement.

Section 9.4. Third-Party Claims. If any Action is initiated by any third party against an Indemnitor (each such Action, a "**Third-Party Claim**") and the Indemnitee intends to seek indemnification from an Indemnitor under this Article IX. on account of the Indemnitee's involvement in the Third-Party Claim, then the Indemnitee shall give prompt notice to the applicable Indemnitor; *provided, however*, that the failure to so notify the Indemnitor shall not relieve the Indemnitor of its obligations under this Article IX. but instead, shall reduce those obligations by the amount of damages or increased costs and expenses attributable to the failure to give notice. Upon receipt of notice of a Third-Party Claim for which indemnification is available under this Article IX., the Indemnitor shall diligently defend against the Third-Party Claim on behalf of the Indemnitee at the Indemnitor's own expense using counsel of its own choosing reasonably acceptable to the Indemnitee. The Indemnitee shall have the right to employ its own counsel in any such Third-Party Claim, however the fees and expenses of such counsel shall be paid by the Indemnitee unless: (i) the Indemnitor shall have given prior written consent to the employment of such counsel, (ii) the Indemnitor shall have failed or refused to conduct the defense, or (iii) the Indemnitee has been reasonably advised by counsel that it may have defenses available to it which are different from or in addition to those available to the Indemnitor or that its interests in the Third-Party Claim are adverse to the Indemnitor's interests. In the event of (i), (ii) or (iii) above, the Indemnitee may defend against the Third-Party Claim at the Indemnitor's expense. The Indemnitor or Indemnitee, as applicable, may participate in any Third-Party Claim being defended against by the other at its own expense and shall not settle any Third-Party Claim without the prior consent of the other, which consent shall not be unreasonably withheld, unless (1) there is no finding

or admission of any violation of any Law or Order of any Government Authority or of any violation of the rights of any Person by the Indemnitee and no effect on any other Actions that may be made against the Indemnitee, and (2) the sole relief provided is monetary damages that are paid in full by the Indemnitor. The Indemnitor and Indemnitee shall cooperate with each other in the conduct of any Third-Party Claim.

Section 9.5. Notice and Satisfaction of Indemnification Claims. No indemnification claim shall be deemed to have been asserted until the applicable Indemnitor has been given notice by the Indemnitee of the amount of the claim and the facts on which the claim is based (including evidence supporting the amount of the claim). For purposes of this Article IX., notice of an indemnification claim shall be deemed to cover claims arising out of or in connection with all related Actions so long as, in the case of Third-Party Claims, the Indemnitee complies with Section 9.4.

Section 9.6. Limits on Indemnification.

(a) Parent shall not be entitled to seek indemnification under this Article IX. for any individual event or circumstance unless and until the amount of Losses resulting from such event or circumstance exceeds $100,000 (the "**De Minimis Amount**"), in which case all such amount shall be deemed a Loss hereunder.

(b) No Stakeholder shall have any indemnification obligation under Section 9.2.(a) or Section 9.2.(b) unless and until the claims asserted against the Stakeholders thereunder, including by reason of Third-Party Claims, shall exceed $100,000 in the aggregate (the "**Basket Amount**"), in which case Parent shall be entitled to seek indemnification only for all Losses in excess of the Basket Amount.

(c) The maximum amount of indemnifiable Losses which may be recovered from the Stakeholders arising out of or resulting from the causes set forth in any provision of this Agreement, shall be limited to the amount and form of the Indemnity Shares (the "**Cap**").

(e) The Indemnity Shares shall be the sole and exclusive source of recovery for Parent or Indemnitees claiming by, through or under Parent with respect to Losses indemnifiable under this Agreement.

(f) Notwithstanding anything to the contrary contained in this Agreement: (i) no Indemnitor shall be liable for any indirect, special, incidental, exemplary, punitive or consequential Losses or for any lost profits of any Indemnitee; (ii) no indemnification obligation of a Party shall arise under this Agreement for any breach or Losses arising from claims of any Third-Party Claim which results from or is incurred wholly or partly as a result of any change in applicable Laws (including Environmental Laws) after the date hereof; (iii) with respect to contingent or unquantifiable Losses, no payment will be due by any Indemnitor unless and until the relevant Losses cease to be contingent or may be quantified; and (iv) with respect to contingent Losses resulting from Third-Party Claims, no such contingent Losses may be asserted as a Third-Party Claim under this Article IX. unless and until an identifiable third party shall have manifested (x) a present awareness of its right to assert such Third-Party Claim and (y) a present intent to assert such Third-Party Claim.

(g) No Party shall have any liability under any provision of this Agreement for any Losses to the extent that such Losses relate to, wholly or partly, or are increased as a result of actions, omissions or failure to mitigate by the other Party or its Representatives. Each Party shall take and shall cause to be taken all steps reasonably necessary to mitigate all such Losses promptly after becoming aware of any event that could reasonably be expected to give rise to such Losses. If a Person that has a right of indemnification under this Article IX. can, by expenditure of money, mitigate or otherwise reduce or eliminate any Loss for which indemnification would otherwise be claimed, such Person shall take such action and shall be entitled to reimbursement for such expenditures and related expenses.

(h) The computation of the Losses pursuant to this Article IX. shall be made after deducting therefrom (i) any indemnity, contribution or other similar payment recoverable by the Indemnitee from any third party with respect thereto, less any cost actually incurred by the Indemnitee in the collection of any such proceeds, indemnity, contribution or other similar payment; (ii) any Tax savings available to the Indemnitee as a result of such event determined on the assumption that such party is subject to Tax at the highest marginal statutory rates applicable to corporations (it being understood that any Tax savings available in the future years would be taken into account on a present value basis discounted at 8% per annum); and (iii) any proceeds received by the Indemnitee from any insurance policies with respect thereto. In addition, any amount recovered by an Indemnitee from third parties with respect to a Loss which has already been indemnified by an Indemnitor shall be promptly paid over by the Indemnitee to the Indemnitor.

(i) No Party will be liable under this Article IX. for any Losses arising from or relating to the inaccuracy of, breach of, non-performance of, or non-compliance with any representation, warranty, or obligation in this Agreement if the Party who brought the claim for indemnification had knowledge (or was capable of acquiring such knowledge after conducting a reasonable investigation) of such inaccuracy, breach, non-performance, or non-compliance prior to the Closing.

Section 9.7. Exclusive Remedy. Subject to Section 11.9., the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a Party in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article IX. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article IX. Nothing in this Section 9.7. shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party's fraudulent, criminal or intentional misconduct.

Section 9.8. Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article IX. shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

ARTICLE X. TERMINATION; AMENDMENT; WAIVER.

Section 10.1. Termination. This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time:

(a) by mutual written consent of the Company, Parent and Merger Sub, duly authorized by the respective board of directors of each;

(b) by either the Company or Parent, if:

(1) any court of competent jurisdiction or other Governmental Authority shall have issued an Order, or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and non-appealable; *provided*, that the Party seeking to terminate this Agreement pursuant to this Section 10.1.(b)(1) shall have used its reasonable best efforts to contest, appeal and remove such Order or action and shall not be in violation of Section 6.4.; and *provided, further*, that the right to terminate this Agreement under this Section 10.1.(b)(1) shall not be available to any Party if the issuance of such final, non-appealable Order was substantially the result of the failure of such Party to perform any of its obligations under this Agreement;

(2) the Closing Date shall not have occurred on or before May 31, 2024 (the "**Outside Date**"); *provided, however*, that the right to terminate this Agreement under this Section 10.1(b)(2) shall not be available to any Party whose failure to fulfill in any material respect any covenants and agreements of such Party under this Agreement is a principal cause of the failure of the Closing to be consummated by the Outside Date;

(c) by Parent, if the representations and warranties of the Company shall not be true and correct or the Company shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement, which failure to be true and correct, breach, or failure to perform would give rise to the failure of any of the conditions set forth in Section 8.2.(a) or Section 8.2.(b), and which failure to be true and correct, breach, or failure to perform is not capable of being cured by the Company by the Outside Date or, if capable of being cured, is not cured by the Company within thirty (30) days following written notice to the Company but no later than the Outside Date; or

(d) by the Company, if:

(1) the representations and warranties of Parent and Merger Sub shall not be true and correct or Parent or Merger Sub shall have breached or failed to perform any of its respective covenants or agreements set forth in this Agreement, which failure to be true and correct, breach or failure to perform would give rise to the failure of any of the conditions set forth in Section 8.3.(a) or Section 8.3.(b), and

(2) such failure to be true and correct, breach or failure to perform is not cured by Parent or Merger Sub within thirty (30) days following written notice to Parent or is by its nature or timing not capable of being cured.

The Party desiring to terminate this Agreement pursuant to clause (b), (c), or (d) of this Section 10.1. shall give written notice of such termination to the other Party in accordance with Section 11.10., specifying the provision or provisions hereof pursuant to which such termination is effected. The Party electing to extend the Outside Date pursuant to Section 10.1. shall give written notice of such election in accordance therewith to the other Party in accordance with Section 11.10.

Section 10.2. Effect of Termination. If this Agreement is terminated and the Merger is abandoned pursuant to Section 10.1., this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the provisions of Section 6.2.(b), this Section 10.2., and Article XI. and except for any material breach by a Party of any of its representations, warranties, covenants, or agreements set forth in this Agreement.

Section 10.3. Extension; Waiver; Remedies.

(a) At any time prior to the Effective Time, each Party may:

(1) extend the time for the performance of any of the obligations or other acts of the other Parties,

(2) waive any inaccuracies in the representations and warranties contained herein by any other applicable Party or in any document, certificate or writing delivered pursuant hereto by any other applicable Party, or

(3) (waive compliance by any Party with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. For the purposes of this provision, Parent and Merger Sub shall be considered one party and the Company shall be considered a separate party.

(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party. The failure or delay by any party to this Agreement to assert any of its rights hereunder or otherwise available in respect hereof at law or in equity shall not constitute a waiver of such rights nor shall any single or partial exercise by any Party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under or in respect of this Agreement.

ARTICLE XI. MISCELLANEOUS.

Section 11.1. Entire Agreement. This Agreement (including the Disclosure Schedule and the exhibits and schedules to this Agreement) and the Confidentiality Agreement constitute the entire agreement and supersede all oral agreements and understandings and all written agreements prior to the date hereof between or on behalf of the Parties with respect to the subject matter hereof.

Section 11.2. Assignment. This Agreement shall not be assigned by any Party by operation of law or otherwise without the prior written consent of the other Parties provided, that Parent or Merger Sub may assign any of their respective rights and

obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder.

Section 11.3. Amendment. To the extent permitted by applicable Law, this Agreement may be amended by Parent, the Company (with approval of the Company Board), and Merger Sub (with approval of its board of directors), at any time before or after receipt of the Required Stakeholders Consents but, after receipt of the Required Stakeholders Consents, no amendment shall be made which decreases the Merger Consideration or which adversely affects any class of Stakeholders without the approval of the affected class of Stakeholders. This Agreement may not be amended, changed, supplemented, or otherwise modified except by an instrument in writing signed on behalf of all of the Parties.

Section 11.4. Waiver. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.5. Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 11.6. Expenses. Whether or not the Merger is consummated, except as otherwise specifically provided herein (including but not limited to Section 6.12(g)., Article IX., or this Section 11.6.), all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses, except that the Company and Parent shall share equally all expenses and filing fees payable with respect to fulfilling the requirements of any applicable foreign or domestic competition law. Parent shall, or shall cause the Merger Sub or Surviving Corporation to, make available to the Company or the Surviving Corporation, funds in the amount necessary for the payment of transaction fees, costs, and out-of-pocket expenses of the Company, including but not limited to fees and costs of its Representatives engaged therefor, up to USD $100,000.

Section 11.7. Further Assurances. The Parties shall from time to time do and perform any additional acts and execute and deliver any additional documents and instruments that may be required by applicable Law or Order or reasonably requested by any Party to establish, maintain or protect its rights and remedies under, or to effect the intents and purposes of, this Agreement.

Section 11.8. Governing Law. This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement, shall be governed by and construed in

accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 11.9. Enforcement of the Agreement; Jurisdiction; No Jury Trial.

(a) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

(b) Each of the Parties to this Agreement irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising under this Agreement, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising under this Agreement brought by the other Party to this Agreement or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware. Each of the Parties to this Agreement hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties to this Agreement hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not Personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 11.9.; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum; (ii) the venue of such suit, action or proceeding is improper; or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 11.10. shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby, including the Merger.

(c) EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.9.(c).

Section 11.10. Notices.

All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by registered or certified mail, postage prepaid, or by reputable overnight courier service, or by email with acknowledgment of receipt of complete transmission further confirmed by a copy sent by reputable overnight courier service. Any notice or other communication so given shall be validly given hereunder upon receipt if delivered by hand, upon receipt if sent by registered or certified mail or by overnight courier service, and upon confirmation of successful transmission if sent by facsimile subject to receipt of the confirming copy sent by overnight courier service:

If to Parent or Merger Sub, to:

Genius Group Ltd
8 Amoy Street
#01-01, Far East Square
Singapore 049950
Email: roger@geniusgroup.net
Attention: Roger Hamilton, CEO

with a copy (which will not constitute notice to Parent or Merger Sub) to:

Jolie Kahn, Esq.
12 E. 49th Street, 11th floor
New York, NY 10017
Email: joliekahnlaw@sbcglobal.net

If to Company, to:

OpenExO, Inc.
3500 S DuPont Highway
Suite YY 102
Dover DE 19901

Email: salim@openexo.com; kent@openexo.com
Attention: Salim Ismail and Kent Langley

with a copy (which will not constitute notice to Company) to both:

Red Peak Legal Advisors PLLC
2739 Chesapeake Street, NW
Washington DC 20008
Email: egeppert@rpla.law
Attention: Eric J. Geppert

and

Nichols Legal, PC
2142 University Avenue
Mountain View California 94040
Email: michael@michaelnichols.com
Attention: Michael G. Nichols : Attorney at Law

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Rejection or other refusal to accept or the inability for delivery to be effected because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal, or inability to deliver.

Section 11.11. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 11.12. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and the Stakeholders, as their interests may appear under this Agreement but only by and through the Stakeholders' Representative, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Sections 6.2, 6.3, 6.12, 11.1, 11.4, 11.5, and 11.8 - 11.15, and Article IX. (which are intended to be additionally for the benefit of the non-Party Persons referred to therein and may be enforced by any such non-Party Persons).

Section 11.13. Counterparts. This Agreement and each other Transaction Document may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

Section 11.14. Electronic Signatures and Deliveries. This Agreement and each other Transaction Document may be executed and delivered by means of Electronic Transmission, in each case subject to appropriate customary confirmations in respect thereof by the signatory for the Party and that Party's legal counsel, and when delivered shall be deemed to constitute effective execution and delivery of this Agreement or such other Transaction Document and to the full extent permissible by applicable Law shall be deemed to be an original signature and document for all purposes.

Section 11.15. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be

deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

[*SIGNATURE PAGE FOLLOWS*]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the date and year first above written.

GENIUS GROUP, LTD.	**OPENEXO, INC.**
By: DocuSigned by: Roger Hamilton 25E8FE9140A14F8...	By: DocuSigned by: Salim Ismail 15C58B0482B4436...
Name: Roger Hamilton	Name: Salim Ismail
Title: CEO	Title: Founder & Chairman
GENIUS GROUP MERGER SUB INC.	**STAKEHOLDERS' REPRESENTATIVE**
By: DocuSigned by: Roger Hamilton 25E8FE9140A14F8...	By: DocuSigned by: Joseph Kent Langley 9150919201A44EC...
Name: Roger Hamilton	Name: Joseph Kent Langley
Title: CEO	

ANNEXES

Annex A

Certificate of Incorporation

To be mutually agreed upon by the Parties prior to Closing.

Annex B

Bylaws

To be mutually agreed upon by the Parties prior to Closing.

DISCLOSURE SCHEDULE

Delivered concurrently with this Agreement.

EXHIBITS

Exhibit A

Escrow Agreement

To be mutually agreed upon by the Parties prior to Closing.

Exhibit B

Exchange Agent Agreement

To be mutually agreed upon by the Parties prior to Closing.

Exhibit C

Affiliation Agreement

To be mutually agreed upon by the Parties.

Exhibit D

Representation Letter

To be mutually agreed upon by the Parties prior to Closing.

SCHEDULES

Schedule 2.6

NAME	POSITIONS AND TITLES
Roger Hamilton	Director and Chairman
Salim Ismail	Director and President
Kent Langley	Director, Executive Vice President, Secretary and Treasurer

Schedule 5.5

Parent Ordinary Shares

Delivered concurrently with this Agreement.

Schedule 6.1

Conduct of Business of the Company Pending the Merger

The Company may authorize rights to acquire capital stock in connection with funding ongoing operations, including in the form of convertible indebtedness, SAFEs or SAFE-Ts, or similar instruments.

The Company may make any elections recommended by its accountant in connection with filing any unfiled Tax Returns for years 2021-2022 or 2022-2023.

Schedule 6.5

Unrelated Company Assets

1. EXOS treasury (crypto)
2. OpenExO Singapore PTY LTE
3. ExO Works
4. Fluid Chains
5. Omnivida
6. Promissory Note from ExO Works Europe SLU appearing on the Company's balance sheet

Schedule 6.6

Company Recapitalization

Stakeholder(s)	Common Stock
Salim Ismail	16.675%
Kent Langley	8.325%
All others as a class	75.000%
	100.000%

Schedule 9.2(c)

Excluded Liabilities

Liabilities related to and arising from the Unrelated Company Assets.